Exhibit 2.1

CONTRIBUTION AGREEMENT

by and among

NEW SOURCE ENERGY PARTNERS L.P.

(“ACQUIRER”)

AND

KRISTIAN B. KOS

DIKRAN TOURIAN

DANNY R. PICKELSIMER

ANTRANIK ARMOUDIAN

DEYLAU, LLC

SIGNATURE INVESTMENTS, LLC

MCE, LLC

(“MCE PARTIES”)

dated as of

November 12, 2013

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.01	Definitions	2
Section 1.02	Interpretation	2

ARTICLE II
CONTRIBUTION

Section 2.01	Acquired Interests	2
Section 2.02	Consideration for Acquired Interests	3
Section 2.03	No Fractional Units	3

ARTICLE III
EARN-OUT

Section 3.01	Payment of Earn-out Common Unit Consideration	4
Section 3.02	Operation of Business of the Acquired Companies	4

ARTICLE IV
CLOSING

Section 4.01	Time, Date and Place of Closing	5
Section 4.02	Deliveries and Actions at Closing	5

ARTICLE V
REPRESENTATIONS AND WARRANTIES
REGARDING CONTRIBUTOR

Section 5.01	Authority; Enforceability	8
Section 5.02	Absence of Conflicts; Consents	8
Section 5.03	Ownership of Acquired Interests	9
Section 5.04	Taxes	9
Section 5.05	Investment Experience	9
Section 5.06	Receipt of Information	10

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
REGARDING THE ACQUIRED ENTITIES

Section 6.01	Organization and Qualification	10
Section 6.02	Organizational Documents	10
Section 6.03	Capitalization	11
Section 6.04	Absence of Conflicts; Consents	11
Section 6.05	Permits; Compliance	12
Section 6.06	Financial Statements; Undisclosed Liabilities	13
Section 6.07	Absence of Certain Changes or Events	13
Section 6.08	Litigation	16
Section 6.09	Employees; Employee Relations	16
Section 6.10	Employee Benefit Matters	17
Section 6.11	Taxes	20

i

Schedules

Schedule 2.02 – Allocation of Consideration
Schedule 6.01 – Organization and Qualification
Schedule 6.03(a) – Capitalization
Schedule 6.03(c) – Repurchase Obligations; Voting Arrangements
Schedule 6.04(b) – Conflicts – Acquired Entity Approvals
Schedule 6.05 – Permits; Compliance
Schedule 6.06(a) – Financial Statements
Schedule 6.06(c) – Liabilities
Schedule 6.07 – Absence of Certain Changes or Events
Schedule 6.08 – Litigation
Schedule 6.09(a) – Employees
Schedule 6.09(e) – Departing Employees and Employment Agreements
Schedule 6.09(f) – Legal Proceedings
Schedule 6.09(g) – Compliance with Employment Laws
Schedule 6.10(a) – Employee Benefit Plans
Schedule 6.10(d) – Employee Benefit Plan Matters
Schedule 6.10(e) – Employee Change of Control Payments
Schedule 6.10(h) – Non-Qualified Deferred Compensation Plans
Schedule 6.11(a) – Taxes
Schedule 6.11(b) – Tax Returns
Schedule 6.12 – Insurance
Schedule 6.13(b) – Scheduled Leases
Schedule 6.13(c) – Facility Defects
Schedule 6.14(a) – Leased Equipment
Schedule 6.14(b) – Scheduled Personal Property
Schedule 6.14(c) – Personal Property Title Matters
Schedule 6.14(d) – Excluded Personal Property
Schedule 6.15(a) – Material Contracts
Schedule 6.15(b) – Material Contract Enforceability Matters
Schedule 6.16 – Related Party Transactions
Schedule 6.17 – Accounts Receivable
Schedule 6.18(a) – Bank Accounts
Schedule 6.18(b) – Derivative Transactions
Schedule 6.19 – Customers
Schedule 6.20 – Environmental Matters
Schedule 7.03(b) – Conflicts – Acquirer Approvals
Schedule 9.01(a) – Restricted Area; Deemed Competing Business
Schedule 10.06(i) – Reserve Matters
Schedule 11.01(b) – Notices

Exhibits

Exhibit A – Defined Terms
Exhibit B – Form of Acquired Interest Assignment Agreement

v

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT, dated as of November 12, 2013 (this “Agreement”), is entered into by and among New Source Energy Partners L.P., a Delaware limited partnership (“Acquirer”), and Kristian B. Kos, an individual residing in Oklahoma City, Oklahoma (“Mr. Kos”), Dikran Tourian, an individual residing in Edmond, Oklahoma (“Mr. Tourian”), Danny R. Pickelsimer, an individual residing in Yukon, Oklahoma (“Mr. Pickelsimer”), Antranik Armoudian, an individual residing in Tulsa, Oklahoma (“Mr. Armoudian”), Deylau, LLC, a Delaware limited liability company (“Deylau”), Signature Investments, LLC, an Oklahoma limited liability company (“Signature”, and collectively with Deylau, Mr. Kos, Mr. Tourian, Mr. Pickelsimer and Mr. Armoudian, the “MCE Owners”), and MCE, LLC, a Delaware limited liability company (“Contributor” and, collectively with the MCE Owners, the “MCE Parties” and each individually an “MCE Party”).

R E C I T A L S:

WHEREAS, the MCE Owners are all of the members of Contributor;

WHEREAS, Contributor owns all of the outstanding limited partner interests in MCE, LP, a Delaware limited partnership (“MCE LP”), and all of the outstanding Equity Interest in MCE GP, LLC, a Delaware limited liability company and the sole general partner of MCE LP (“MCE GP”, and collectively with MCE LP, the “Acquired Companies” and each such entity individually an “Acquired Company”);

WHEREAS, MCE LP owns all of the outstanding Equity Interests of MidCentral Energy Services, LLC, an Oklahoma limited liability company (“MCE Services”);

WHEREAS, MCE Services is engaged in the business of providing services to oil and natural gas exploration and production companies to increase safety and efficiencies in pressure-related processes, such as the installation and pressure-testing of blowout preventers;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Contributor desires to contribute to Acquirer, and Acquirer desires to accept from Contributor, all of the outstanding Equity Interests of each Acquired Company held by Contributor in exchange for the Total Consideration set forth in Article II of this Agreement;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “NSLP GP Board”) of New Source Energy GP, LLC, a Delaware limited liability company and the general partner of Acquirer (the “General Partner”), after evaluation of, among other things, the proposed terms of this Agreement and a fairness opinion rendered by its financial advisor, unanimously approved this Agreement and the transactions contemplated hereby and determined that this Agreement and the transaction contemplated hereby are fair and reasonable to and in the best interests of Acquirer and its public unitholders (other than unitholders affiliated with the General Partner); and

WHEREAS, based in part on the Conflicts Committee’s approval and determination, the NSLP GP Board approved this Agreement and the other Transaction Documents and determined that this Agreement and the other Transaction Documents are fair and reasonable to and in the best interests of Acquirer and its limited partners.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.01 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.02 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision hereof; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II

CONTRIBUTION

Section 2.01 Acquired Interests.

(a) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Contributor shall (and the MCE Owners shall cause Contributor to) contribute, assign, transfer and deliver to Acquirer, and Acquirer shall accept delivery from Contributor of, the following Equity Interests (collectively, the “Acquired Interests”) owned by Contributor, free and clear of any and all Liens (other than any transfer restrictions imposed by federal and state securities laws), in exchange for the Total Consideration (as defined in Section 2.02 below) delivered in accordance with Section 2.02:

(i) all of the limited liability company interests in MCE GP (and Acquirer shall be admitted as the substitute member thereof); and

(ii) all of the limited partnership interests in MCE LP (and Acquirer shall be admitted as the substitute limited partner thereof).

Section 2.02 Consideration for Acquired Interests. The initial consideration to be delivered by Acquirer to Contributor in exchange for the contribution, assignment, transfer and delivery of the Acquired Interests to Acquirer (the “Initial Consideration”) shall be equal to Forty-Five Million Seven Hundred Thirty-Nine Thousand Four Hundred and Nineteen Dollars ($45,739,419), consisting of (i) Net Debt contributed to MCE LP pursuant to Section 8.05, (ii) 1,847,265 Common Units issued to the MCE Owners at the Closing in accordance with the allocations set forth on Schedule 2.02 (the “Common Unit Consideration”) and (iii) 99,768 Common Units to be issued to certain employees of MCE LP pursuant to the Acquirer Long Term Incentive Plan and valued at $2,150,000 using the Closing Common Unit Value (the “Acquirer LTIP Awards”); provided, however, that if any Common Units underlying the Acquirer LTIP Awards are subject to vesting restrictions and such Common Units are forfeited for any reason prior to vesting, then within forty-five days of the end of each calendar year beginning on December 31, 2014, Acquirer shall issue to the MCE Owners in accordance with the allocations set forth on Schedule 2.02 such additional Common Units equal to the number of forfeited Common Units underlying the Acquirer LTIP Awards; provided, further, that no fractional Common Units shall be issued, and in no event shall Acquirer issue more than the number of forfeited Common Units.

In addition to the Initial Consideration, (x) 100 Class B Units of MCE LP shall be issued to Signature and Deylau in equal portions (such aggregate number of Class B Units, the “Class B Unit Consideration”), and (y) the MCE Owners, as designated by Contributor, shall have the right to receive the earn-out amount, as set forth in, and paid in accordance with, Article III (the “Earn-out Amount” and, together with the Initial Consideration and Class B Unit Consideration, the “Total Consideration”). The Common Unit Consideration shall be valued at the Volume Weighted Average Price of the Common Units for the period from August 21, 2013 through one Trading Day prior to the earlier of (i) the date hereof or (ii) the public announcement of this Agreement (the “Closing Common Unit Value”). The Parties acknowledge and agree that the Common Unit Consideration and the Earn-out Amount, if any, will be issued directly to the MCE Owners at the request of Contributor and for Contributor and the MCE Owners’ convenience, but shall be deemed, in each instance, to be issued to Contributor and then immediately distributed by Contributor to the MCE Owners.

Section 2.03 Certain Transfer Restrictions. Any Common Units issued to Mr. Pickelsimer or Mr. Armoudian as Common Unit Consideration or Earn-out Common Unit Consideration (as defined in Section 3.01(b) below), in the aggregate, shall be restricted as to transfer as follows: (i) not more than 20% of any such Common Units until the first annual anniversary of the Closing Date, (ii) not more than 40% of any such Common Units until the second annual anniversary of the Closing Date, (iii) not more than 60% of any such Common Units until the third annual anniversary of the Closing Date, (iv) not more than 80% of any such Common Units until the fourth annual anniversary of the Closing Date and (v) thereafter freely transferable except for restrictions on transfer under the Securities Act.

Section 2.04 No Fractional Units. If any calculation of a number of Common Units under this Article II or Article III does not yield a whole number of Common Units, then the number of Common Units shall be rounded, up or down, to the nearest whole number of Common Units (and 0.5 Common Unit shall be rounded up to the nearest whole Common Unit) for all purposes of this Agreement.

ARTICLE III

EARN-OUT

Section 3.01 Payment of Earn-out Common Unit Consideration.

(a) On or before April 24, 2015, Acquirer shall in good faith determine the Earn-out Amount, calculated as the amount equal to: 5.0 times the EBITDA attributed to the Acquired Companies for the trailing nine month period ended March 31, 2015, on an annualized basis, less (i) the Initial Consideration, (ii) the Partnership Investments for the period from the Closing Date through March 31, 2015 and (iii) the Transaction Costs of the MCE Parties paid by Acquirer pursuant to Section 8.04; provided that, in no event shall the Earn-out Amount exceed One Hundred and Twenty Million Dollars ($120,000,000).

(b) On or before May 1, 2015, Acquirer shall issue to the MCE Owners collectively a number of Common Units equal to the Earn-out Amount divided by the Volume Weighted Average Price of the Common Units for the twenty (20) Trading Days ending three Trading Days prior to the date of such payment (the “Earn-out Common Unit Consideration”). The Earn-out Common Unit Consideration shall be allocated among the MCE Owners in accordance with the allocations set forth in Schedule 2.02.

(c) Notwithstanding the foregoing, if between the date of this Agreement and the Valuation Notice Date, the Common Units shall have been changed into a different number of shares or units or a different class or an equity interest in another Person, by reason of any distribution (but excluding any quarterly cash distribution paid by Acquirer to its unitholders), subdivision, reclassification, recapitalization, split, combination, exchange of shares or units, merger, consolidation or similar transaction (a “Fundamental Transaction”), the Earn-out Common Unit Consideration shall be appropriately adjusted in the reasonable discretion of Acquirer to reflect such event. Notwithstanding the foregoing, if in a Fundamental Transaction the Common Units are changed into cash, property or securities that are not listed for trading on a U.S. national or regional securities exchange, the Earn-out Common Unit Consideration shall be deemed to be the Earn-out Amount and shall be payable entirely in cash.

(d) The Common Units to be issued under this Article III will, when issued, be validly issued, fully paid and nonassessable and will be issued by Acquirer free of any Liens and restrictions on transfer other than restrictions on transfer under the Securities Act, except as provided in Section 2.03.

Section 3.02 Operation of Business of the Acquired Companies.

(a) Subject to the limitations set forth in Section 3.02(b), Acquirer shall be entitled to operate the business of the Acquired Companies and their respective Subsidiaries in the manner it believes in its sole discretion to be prudent and to make any and all decisions in its sole discretion with respect to the business of the Acquired Companies and their respective Subsidiaries, including its assets, liabilities and employees, that it believes in its sole discretion are reasonable and in the best interests of Acquirer, in each case without any obligation to achieve a positive Earn-out Amount, and without any other obligation except as provided herein. Without limiting the foregoing, Acquirer shall not be obligated to (i) make any capital contributions to the Acquired Companies or any of their respective Subsidiaries, (ii) lend any money to, or guarantee any debt or obligation of, the Acquired Companies or any of their respective Subsidiaries, or (iii) cause the Acquired Companies or any of their respective Subsidiaries to seek equity or debt financing to operate or expand their respective businesses.

(b) Except with the prior written consent of Contributor, for the period from the Closing Date through March 31, 2015, Acquirer shall not:

(i) permit the Acquired Companies to merge or consolidate with or into any other Person;

(ii) permit the Acquired Companies to sell, exchange or otherwise dispose of all, or substantially all, of the Acquired Companies’ assets in one transaction or a series of related transactions, unless in either case the purchaser thereof expressly agrees in writing to assume all of Acquirer’s obligations under this Article III in which event, if the purchaser is obligated to issue any Common Units pursuant to the terms of this Article III, such obligation shall be replaced by an obligation to make a cash payment to the extent the Earn-out Amount is a positive number and the Earn-out Common Unit Consideration shall be deemed to be the Earn-out Amount in which event Acquirer shall be discharged from all of its obligations under this Article III; or

(iii) sell, exchange or otherwise dispose of all, or substantially all, of the Acquired Interests other than to an Affiliate of Acquirer, unless in either case the purchaser thereof expressly agrees in writing to assume all of Acquirer’s obligations under this Article III in which event, if the purchaser is obligated to issue any Common Units pursuant to the terms of this Article III, such obligation shall be replaced by an obligation to make a cash payment to the extent the Earn-out Amount is a positive number and the Earn-out Common Unit Consideration shall be deemed to be the Earn-out Amount and in which event Acquirer shall be discharged from all of its obligations under this Article III.

ARTICLE IV

CLOSING

Section 4.01 Time, Date and Place of Closing. The closing of the contribution, assignment, transfer and delivery of the Acquired Interests and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., First City Tower, 1001 Fannin Street, Suite 2500, Houston, Texas 77002, on the date of this Agreement (the “Closing Date”).

Section 4.02 Deliveries and Actions at Closing.

(a) Contributor Deliveries and Actions. At the Closing, Contributor will execute and deliver, or cause to be executed and delivered, to Acquirer, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:

(i) Certificates of Good Standing. Copies of certificates of existence, good standing, and payment of all state Taxes that are due (if such certificates are available in the applicable jurisdiction) for each Acquired Entity issued by the appropriate public officials of its jurisdiction of organization, each dated no more than five Business Days prior to the Closing Date.

(ii) Certificates of Foreign Qualification. Copies of certificates of foreign qualification, good standing and payment of all state Taxes that are due (if such certificates are available in each applicable jurisdiction) for each Acquired Entity from the appropriate public officials of each of the jurisdictions listed on Schedule 6.01, each dated as of a date not more than ten Business Days prior to the Closing Date.

(iii) Secretary’s or Officer’s Certificate. A certificate signed by an appropriate officer on behalf of each Acquired Company providing the Organizational Documents of each Acquired Entity and certifying that each is a true and correct copy of the Organizational Documents of such Acquired Entity.

(iv) Officer’s Certificate of Contributor. A certificate signed by an appropriate officer on behalf of Contributor certifying that (i) the representations and warranties of the MCE Parties in Articles V and VI are true and correct as of the date hereof and (ii) it has complied with all agreements and satisfied all conditions and obligations on its part to be performed or satisfied hereunder at or prior to the Closing Date.

(v) [Reserved].

(vi) Acquired Interest Assignment Agreement. An Assignment Agreement, in substantially the form attached as Exhibit B (the “Acquired Interest Assignment Agreement”), evidencing the sale and transfer of the Acquired Interests to Acquirer, duly executed by Contributor.

(vii) Resignations. The written resignation of managers of MCE GP, in form and substance reasonably satisfactory to Acquirer, effective prior to or concurrently with the Closing.

(viii) MCE Partnership Agreement. The First Amended and Restated Agreement of Limited Partnership of MCE, LP, duly executed by MCE GP and MCE, LLC (the “MCE Partnership Agreement”).

(ix) Registration Rights Agreement. Registration Rights Agreement, duly executed by Acquirer and the MCE Owners.

(x) Director Designation Agreement. The Director Designation Agreement, duly executed by the General Partner, Acquirer, Deylau and Signature.

(xi) Form W-9. An IRS Form W-9 for and duly executed by the MCE Owners.

(xii) Option Agreement. An option agreement between Torus Energy Services, LLC, an Affiliate of Signature and Deylau, and MCE LP granting to MCE LP the right to acquire the outstanding membership interests of MidCentral Completion Services, LLC.

(xiii) Other Documents. Such other documents, certificates, evidence and other deliverables required by any other Transaction Document or as are reasonably requested by Acquirer.

(b) Acquirer Deliveries and Actions. At the Closing, Acquirer will execute and deliver, or cause to be executed and delivered, to Contributor, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:

(i) Approvals and Consents. The Acquirer Approvals set forth on Schedule 7.03(b).

(ii) Common Unit Consideration. The Common Units, issued and delivered to the MCE Owners in accordance with the allocations set forth on Section 2.02 either by (A) one or more certificates representing the Common Units issued to such MCE Owners or (B) book entry, registered in the name of such MCE Owners at Acquirer’s transfer agent, in each case, with such restrictive legends as Acquirer deems necessary or appropriate.

(iii) Class B Unit Consideration. The Class B Units, issued and delivered to Deylau and Signature in equal proportions with such restrictive legends as Acquirer deems necessary or appropriate.

(iv) MCE GP LLC Agreement. The First Amended and Restated Limited Liability Company Agreement of MCE GP, LLC, duly executed by Acquirer.

(v) Acquirer Partnership Agreement Amendment. Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of New Source Energy Partners L.P., duly executed by the General Partner.

(vi) Credit Facility Amendment. Fourth Amendment to Credit Agreement, dated as of November 12, 2013, by and among Acquirer, as borrower, Bank of Montreal, as administrative agent, Associated Bank, N.A., as syndication agent, and the other lenders party thereto.

(vii) Registration Rights Agreement. Registration Rights Agreement, duly executed by Acquirer and the MCE Owners.

(viii) Director Designation Agreement. The Director Designation Agreement, duly executed by the General Partner, Acquirer, Deylau and Signature.

(ix) Other Documents. Such other documents, certificates, evidence and other deliverables required by any other Transaction Document or as are reasonably requested by Contributor.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING CONTRIBUTOR

Except as set forth in the Contributor Disclosure Schedules, each MCE Party hereby severally, and not jointly, represents and warrants to Acquirer, as of the date hereof, as follows:

Section 5.01 Authority; Enforceability.

(a) Such MCE Party has the legal capacity and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) This Agreement and each of the other Transaction Documents to which such MCE Party is a party has been duly executed and delivered by such MCE Party, and, assuming the due authorization, execution and delivery hereof or thereof by each party hereto or thereto other than such MCE Party that is a party hereto or thereto, this Agreement and each other Transaction Document to which such MCE Party is a party constitutes the legal, valid and binding obligation of such MCE Party, enforceable against such MCE Party in accordance with its respective terms, except as enforcement of this Agreement or such other Transaction Document may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies (whether enforcement is sought in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

Section 5.02 Absence of Conflicts; Consents.

(a) The execution and delivery by such MCE Party of this Agreement and each other Transaction Document to which such MCE Party is a party does not, and the consummation of the transactions contemplated hereby and thereby and the compliance by such MCE Party with any of the provisions hereof and thereof does not and will not, (i) constitute a default (or an event that, with notice or lapse of time or both, would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration of, require payments under, or create in any party additional or greater rights or benefits under, or result in the creation of a Lien on any of the properties or assets of such MCE Party, with respect to any

Contract or other obligation to which such MCE Party is party or by which such MCE Party or any of its assets or properties is bound or subject, except for such defaults, rights of termination, cancellation, amendment or acceleration, or Liens that would not reasonably be expected to have a material adverse effect on the ability of such MCE Party to perform its obligations under this Agreement or any of the other Transaction Documents to which he is a party or the business of such MCE Party or (ii) conflict with or violate in any material respect any Law applicable to or binding on such MCE Party or by which any of such MCE Party’s assets or properties is bound or subject.

(b) The execution and delivery by the MCE Parties of this Agreement and each of the other Transaction Documents to which such MCE Party is a party does not, and consummation of the transactions contemplated hereby or thereby and the compliance by such MCE Party with any of the provisions hereof or thereof does not and will not, require such MCE Party to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority or third Person.

Section 5.03 Ownership of Acquired Interests. Contributor has good and valid title to the Acquired Interests, free and clear of any and all Liens (other than any transfer restrictions imposed by federal and state securities laws). Upon consummation of the transactions contemplated hereby, Acquirer will acquire good and valid title to the Acquired Interests contributed, assigned, transferred and delivered to it by Contributor free and clear of any Liens (other than any transfer restrictions imposed by federal and state securities laws), and Acquirer will be the sole member of MCE GP and a limited partner of MCE LP. Contributor does not own, beneficially or of record, any Equity Interests in any Acquired Entity other than the Acquired Interests. Contributor does not own any securities, options, warrants or other rights (including registration rights), nor is any MCE Party a party to any agreements, arrangements or commitments of any character relating to any Acquired Interests or obligating Contributor to grant, deliver or sell, or cause to be granted, delivered or sold, any Acquired Interests, by sale, lease, license or otherwise, other than this Agreement.

Section 5.04 Taxes. Each of the MCE Parties acknowledges and agrees that Acquirer is making no representation or warranty as to the United States federal, state, local or foreign Tax consequences to any MCE Party as a result of any MCE Party’s investment in Common Units or Class B Units or the transactions contemplated by this Agreement or the other Transaction Documents. Each of the MCE Parties understands that it (and not Acquirer) shall be responsible for its own Tax liability that may arise as a result of such Party’s acquisition of Common Units or Class B Units (including (a) gain, if any, resulting from the contribution of the Acquired Interests described in Article II, (b) distributive share of Acquirer’s Tax Items after the Closing Date attributable to his respective share of the Common Unit Consideration and (c) any Code Section 704(c) income or gain related to the Acquired Assets).

Section 5.05 Investment Experience. Each of the MCE Parties (a) confirms that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Common Units and Class B Units, as applicable, and of making an informed investment decision, (b) acknowledges that the issuance of any Common Units or Class B Units, as applicable, to such MCE Party hereunder is a speculative investment suitable only for an investor that is able to bear the economic consequences of losing his or its entire investment and confirms that such MCE Party is able to bear such risk and the other economic risks of the transactions contemplated by this Agreement and (c) acknowledges that there are substantial restrictions on the transferability of any Common Units or Class B Units issued to such MCE Party, and accordingly, it may not be possible for such MCE Party to liquidate its investment in case of emergency or otherwise.

Section 5.06 Receipt of Information. Each MCE Party acknowledges that it has had access to all public filings made by Acquirer with the Commission.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

REGARDING THE ACQUIRED ENTITIES

Except as set forth in the Contributor Disclosure Schedules, each MCE Party hereby severally, and not jointly, represents and warrants to Acquirer, as of the date hereof, as follows.

Section 6.01 Organization and Qualification. Each Acquired Entity is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operating of its properties makes such qualification necessary, other than any failure to be so qualified in any such foreign jurisdiction as would not have a Material Adverse Effect. Schedule 6.01 sets forth a true and complete list of each of the Acquired Companies and each of their respective directly or indirectly owned Subsidiaries, together with (A) the specification of the nature of the legal organization of each such entity and (B) the jurisdiction of incorporation or organization of each such entity.

Section 6.02 Organizational Documents.

(a) The MCE Parties have made available to Acquirer true, complete and correct copies of the Organizational Documents, in each case as amended or restated to date and presently in effect, of each Acquired Entity.

(b) No Acquired Entity is in violation of any of the provisions of its Organizational Documents.

(c) The minute books and stock records of each Acquired Entity heretofore made available to Acquirer correctly and completely reflect in all material respects all actions taken at all meetings of, or by written consents of, directors, managers and holders of Equity Interests of such Acquired Entity (including any analogous governing bodies thereof or committees of governing bodies thereof) since formation.

Section 6.03 Capitalization.

(a) Schedule 6.03(a) sets forth a correct and complete description of the following: (i) all of the authorized Equity Interests of each Acquired Entity, (ii) the amount of outstanding Equity Interests of each Acquired Entity and (iii) the beneficial and record owner of the outstanding Equity Interests of each Acquired Entity. Except as described in Schedule 6.03(a) no Equity Interests of any Acquired Entity are issued or outstanding or reserved for any purpose. The Acquired Interests constitute all of the issued and outstanding Equity Interests in the Acquired Companies.

(b) All of the outstanding Equity Interests of each Acquired Entity are duly authorized, validly issued and fully paid (to the extent required by the Organizational Documents of the applicable Acquired Entity) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the DLLCA or Sections 17-303, 17-607 and 17-804 of the DRULPA and equivalent provisions of the corresponding Oklahoma statutes), and have not been issued in violation of, nor are any of the authorized Equity Interests of any Acquired Entity subject to, any preemptive or similar rights created by the Organizational Documents of such Acquired Entity or any Contract to which any Acquired Entity is a party or bound. All Equity Interests of any Acquired Entity are free and clear of any and all Liens (other than any transfer restrictions imposed by federal and state securities laws).

(c) Except as described in Schedule 6.03(c), there are no outstanding securities, options, warrants or other rights (including registration rights), agreements, arrangements or other Contracts to which any Acquired Entity is a party or is bound relating to the issued or unissued Equity Interests of any Acquired Entity or obligating any Acquired Entity to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any Equity Interests of any Acquired Entity, by sale, lease, license or otherwise. Except as set forth on Schedule 6.03(c), there are no obligations, contingent or otherwise, of any Acquired Entity to (i) repurchase, redeem or otherwise acquire any Equity Interests of any Acquired Entity, (ii) dispose of any Equity Interests of any Acquired Entity or (iii) provide funds to, or make any investment in (in the form of a loan, capital contribution or purchase of Equity Interests or otherwise), or provide any guarantee with respect to the obligations of, any other Person. No Acquired Entity directly or indirectly owns, has agreed to purchase or otherwise acquire or holds any interest convertible into or exchangeable or exercisable for, Equity Interests of any Person (other than any other Acquired Entity that is a Subsidiary of such first Acquired Entity as set forth on Schedule 6.01). There are no agreements, arrangements or other Contracts (contingent or otherwise) to which any Acquired Entity is a party or otherwise bound pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of any Acquired Entity. Except as set forth on Schedule 6.03(c), are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Equity Interests of any Acquired Entity. There are no bonds, debentures, notes or other indebtedness of any Acquired Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests of any Acquired Entity may vote.

Section 6.04 Absence of Conflicts; Consents.

(a) Assuming that the Acquired Entity Approvals have been obtained and that the filings and notifications described in Section 6.04(b) have been made, the execution and delivery by the MCE Parties of this Agreement and the execution and delivery of each of the other Transaction Documents to which any MCE Party or Acquired Entity is a party does not, and the consummation of the transactions contemplated hereby and thereby and the compliance by each MCE Party and each such Acquired Entity with any of the provisions hereof and thereof does not and will not (i) conflict with or violate the Organizational Documents of any Acquired Entity, (ii) constitute a default (or an event that, with notice or lapse of time or both, would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration of, require payments under, or create in any party additional or greater rights or benefits under, or result in the creation of a Lien, other than any Permitted Lien, on any of the properties or assets of any Acquired Entity, with respect to any Contract or other obligation to which any Acquired Entity is party or by which any Acquired Entity or any of its assets or properties is bound or subject, (iii) conflict with or violate in any material respect any Law applicable to or binding on any Acquired Entity or by which any Acquired Entity’s assets or properties are bound or subject, or (iv) constitute an event which, after notice or lapse of time or both, would result in the creation of a Lien, other than any Permitted Lien, on any of the Acquired Interests or the Acquired Assets.

(b) Except as set forth on Schedule 6.04(b), none of (i) the execution and delivery by the MCE Parties of this Agreement, (ii) the execution and delivery by each MCE Party and any Acquired Entity of any other Transaction Document to which such MCE Party or Acquired Entity is a party, (iii) the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or (iv) compliance by the MCE Parties or any Acquired Entity with the provisions of this Agreement and the other Transaction Documents will require any Acquired Entity to obtain any consent, license, permit, approval, waiver, authorization or order of (the consents, licenses, permits, approvals, waivers, authorizations and orders set forth on Schedule 6.04(b), collectively, the “Acquired Entity Approvals”), or to make any filing with or notification to, any Governmental Authority or third Person.

Section 6.05 Permits; Compliance. Except as set forth on Schedule 6.05, each Acquired Entity is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders obtained from Governmental Authorities that are necessary to own, lease, maintain and operate its properties and to carry on its business as it is now being conducted (collectively, the “Permits”). There is no action, proceeding or, to the Knowledge of any MCE Party, investigation pending or, to the Knowledge of any MCE Party, any action, proceeding or investigation threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to, any of the Permits. Each Acquired Entity is and has been at all times in material compliance with all Laws applicable to it or by or to which any of its assets or properties is bound or subject and all of the Permits. No Acquired Entity has received from any Governmental Authority any written notification with respect to possible non-compliance with any such Laws or Permits. Except as set forth on Schedule 6.05, no condition exists, which if known by a Governmental Authority would present a substantial risk that any Permit could be revoked, suspended, adversely modified, not renewed, impaired, restricted, terminated, forfeited or a substantial fine could be imposed against any Acquired Entity.

Section 6.06 Financial Statements; Undisclosed Liabilities.

(a) Attached hereto as Schedule 6.06(a) are true and complete copies of the combined financial statements of MCE LP consisting of (i) unaudited combined balance sheet of MCE LP as of December 31, 2012, and the related unaudited combined statements of income and partners’ capital and cash flows for the year then ended (including the notes or other supplementary information thereto) (collectively, the “Year-End Financial Statements”) and (ii) an unaudited combined balance sheet of MCE LP as of September 30, 2013 (the “Latest Balance Sheet”), and the related unaudited combined statements of income and partners’ capital and cash flows for the nine-month period then ended (the “Interim Financial Statements,” and, collectively with the Year-End Financial Statements, the “Financial Statements”).

(b) Each of the Financial Statements (including the notes or other supplementary information thereto) (i) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (ii) present fairly, in all material respects, the financial position of MCE LP and the other Acquired Entities as of the respective dates thereof and the results of their combined operations and cash flows for the periods indicated, subject to the absence of notes and other textual disclosures required by GAAP. The books and records of MCE LP and its Subsidiaries, including the other Acquired Entities, have been and are being maintained in all material respects in accordance with applicable legal and accounting requirements to permit preparation of the financial statements in accordance with GAAP and to maintain asset accountability.

(c) Except as set forth on Schedule 6.06(c), no Acquired Entity has any liability (and, to the Knowledge of any MCE Party, there is no reasonable basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any Acquired Entity giving rise to any liability), other than (i) liabilities reserved or disclosed on the face of the Latest Balance Sheet, (ii) liabilities which have arisen after the date of Latest Balance Sheet in the ordinary course of business of the Acquired Entities (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Laws), (iii) liabilities which have been discharged or paid in full after the date of the Latest Balance Sheet in the ordinary course of business of the Acquired Entities (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Laws) or (iv) liabilities that are obligations to perform pursuant to the terms of any Contract binding on the Acquired Entities.

Section 6.07 Absence of Certain Changes or Events. Except as set forth on Schedule 6.07, since December 31, 2012, each of the Acquired Entities has conducted its businesses only in the ordinary course and in a manner consistent with past practice and there has not been:

(i) any Material Adverse Effect;

(ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the Acquired Assets, having a replacement cost of more than $50,000 for any single loss or $100,000 for all such losses;

(iii) except as required by changes in GAAP or any Tax Law, any material change by the Acquired Entities in their accounting or Tax reporting methods, principles or practices;

(iv) any declaration, setting aside or payment of any distributions on or distributions in respect of any Equity Interests of any Acquired Entity;

(v) any (A) issuance of any Equity Interests in any Acquired Entity, (B) redemption, purchase or other acquisition by any Acquired Entity of any Equity Interests of any Acquired Entity or (C) any split, combination or reclassification of any Equity Interests of any Acquired Entity;

(vi) any entry into, or amendment of, any employment, consulting, severance, change in control or indemnification agreement or any agreement with respect to any retention bonus with any employee of any Acquired Entity or any other Person, or any incurrence of, entry into or amendment of any collective bargaining agreement or obligation to any labor organization;

(vii) any increase or acceleration of the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including the granting of equity options, equity appreciation rights, performance awards or restricted equity awards), equity purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to partners, members, directors, officers, employees or Contractors of any Acquired Entity, except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice;

(viii) any making by any Acquired Entity of any material election relating to Taxes, the rescission by any Acquired Entity of any material election relating to Taxes or the settlement or compromise of any material Claim relating to Taxes;

(ix) any entry by any Acquired Entity into any commitment, arrangement or transaction with any director, officer, member, partner or holder of any Equity Interest in any Acquired Entity;

(x) any revaluation by any Acquired Entity of any of its assets or properties, including the writing down of the value of inventory or the writing down or off of notes or Accounts Receivable, other than in the ordinary course of business and consistent with past practices;

(xi) any material acquisition of any assets, business or Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice);

(xii) any sale, transfer, lease, exchange or other disposition of any material assets or properties owned or leased by any Acquired Entity (other than in the ordinary course of business consistent with past practice);

(xiii) any pending order for, any capital expenditures, or capital additions or betterments made by or on behalf of any Acquired Entity in excess of $50,000 in the aggregate;

(xiv) any waiver, release, discharge, transfer or cancellation by any Acquired Entity of any debt or Claim or the amendment, cancellation, termination, relinquishment, waiver or release of any Contract or right, other than such actions in the ordinary course of business consistent with past practice and, in the aggregate, not material to the Acquired Entities;

(xv) any commencement or settlement of any material legal actions, suits or other legal proceedings;

(xvi) the creation of any Lien, other than Permitted Liens, on any assets or properties owned or leased by any Acquired Entity;

(xvii) any discharge or satisfaction of any Lien, or payment of any obligation or liability (fixed or contingent), except as is in the ordinary course of business consistent with past practice and not material to the Acquired Entities;

(xviii) any entry by any Acquired Entity into any commitment, arrangement or transaction material to the Acquired Entities, taken as a whole (other than this Agreement and the transactions contemplated hereby);

(xix) any material increase (including by way of guaranteeing or assuming the obligations of third Persons to repay indebtedness for borrowed money) in the Acquired Entities’ indebtedness for borrowed money;

(xx) any material change in the manner in which any Acquired Entity extends discounts or credits to customers or any material change in the manner or terms by which the any of the Acquired Entities collects its Accounts Receivables or otherwise deals with customers;

(xxi) any failure by the Acquired Entities to pay trade accounts payable or any other liability of any Acquired Entity when due (other than trade accounts payable that are subject to dispute in the ordinary course of business and are, individually and in the aggregate, not material to the Acquired Entities);

(xxii) any actual, pending or to the Knowledge of any MCE Party threatened change that might reasonably be expected to result in a material deterioration in the relationship of any Acquired Entity with any material customer, supplier, distributor or sales representative;

(xxiii) any loan to or from any Acquired Entity to or from any partner, member, director, officer, employee or Contractor of such Acquired Entity;

(xxiv) any written notification or, to the Knowledge of any MCE Party, any oral notification or other indication from any material customer, supplier, distributor or sales representative that any such entity is terminating or intends to terminate its master services agreements or Contract with any Acquired Entity; or

(xxv) any Contract to do any of the foregoing, except as expressly permitted by this Agreement.

Section 6.08 Litigation. Except as set forth on Schedule 6.08, there is no arbitration, other dispute resolution proceeding or Claim or investigation of any kind, at law or in equity, pending before any Governmental Authority or any such arbitration, other dispute resolution proceeding, Claim or investigation threatened against any Acquired Entity or any of its assets, properties or rights and no Acquired Entity is subject to any order, consent decree or settlement agreement of, or other similar agreement with, or investigation by, any Governmental Authority or arbitration tribunal, or any judgment, order, writ, injunction, decree, cease-and-desist order or award of any Governmental Authority or arbitrational tribunal.

Section 6.09 Employees; Employee Relations.

(a) Schedule 6.09(a) identifies for the Acquired Entities the following:

(i) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within 60 days) made by any Acquired Entity to, or made to any Acquired Entity by, any partner, member, director, officer, employee or Contractor of any Acquired Entity;

(ii) all transactions outside of the ordinary course of business between any Acquired Entity and any of their respective partners, members, directors, officers, employees or Contractors since December 31, 2012; and

(iii) the name of each director and officer of each Acquired Entity (including the title of any officer).

(b) All bonuses, wages, payments, commissions, and other compensation, if any, due and payable as of the Effective Date to employees of or Contractors (or, as applicable, to the third party staffing companies or agencies through which their services have been provided) for any Acquired Entity shall have been paid in full to such employees or Contractors prior to Closing.

(c) The compensation and benefits (including vacation benefits and any bonuses) paid or payable or provided with respect to all employees of and Contractors to each Acquired Entity have been properly reflected in the Financial Statements for the periods covered thereby.

(d) No labor union or representative thereof represents, claims to represent or, to the Knowledge of any MCE Party, is seeking to represent any employee of or Contractor to any Acquired Entity. No Acquired Entity is a party to, nor is it bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees or Contractors, and no such agreements are being negotiated. There are no labor disputes existing or, to the Knowledge of any MCE Party, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing or any other interference with work or production, or any other concerted action by employees or Contractors. No grievance or other legal action arising out of any such collective bargaining agreement or relationship exists, or to the Knowledge of any MCE Party, is threatened.

(e) The relationship of each Acquired Entity with its employees and Contractors, as a group, is satisfactory and, except as set forth on Schedule 6.09(e), to the Knowledge of any MCE Party, there are no facts which would indicate that any such employee or Contractor will not continue in his or her employment or service relationship, as applicable, following the Closing. Except as listed on Schedule 6.09(e), no Acquired Entity is (i) a party to any employment, consulting, non-compete, change in control, management, severance, termination pay or similar Contract with any Person or (ii) currently negotiating, and does not have any outstanding offer with respect to, any such agreement or matter.

(f) Except as set forth on Schedule 6.09(f), within the last three years, no legal proceedings, charges, complaints, grievances or similar actions have been commenced with respect to any Acquired Entity under any federal, state or local Laws affecting the employment relationship or relating to any Contractors who have provided services to any Acquired Entity, and, to the Knowledge of any MCE Party, no proceedings, charges or complaints are threatened under any such Laws or regulations and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints or claims. No Acquired Entity is subject to any settlement or consent decree with any present or former employee, employee representative or other Person, including any Governmental Authority, relating to claims of discrimination or any other claims in respect of employment practices and policies. No Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of any Acquired Entity.

(g) Except as set forth on Schedule 6.09(g), each Acquired Entity is and has been in compliance in all material respects with all applicable Laws relating to the employment of labor, including employment and employment practices, terms and conditions of employment, wages and hours, meal and rest breaks, employee leave, employee or independent contractor classification, payroll documents, record retention, equal opportunity, non-discrimination, immigration, occupational health and safety, severance, termination or discharge, collective bargaining, payment of all required social security contributions and other employment-related taxes.

Section 6.10 Employee Benefit Matters.

(a) Schedule 6.10(a) includes a true and complete description of each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) which is sponsored, maintained or contributed to or by any Acquired Entity or any of their respective

ERISA Affiliates for the benefit of the current or former employees, officers or directors of any Acquired Entity or for which any Acquired Entity could have any liability, or has been or will be so sponsored, maintained or contributed to within six years prior to the Effective Date by any Acquired Entity or any of their respective ERISA Affiliates and for which any Acquired Entity could have any unsatisfied liability, whether actual or contingent:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii) each personnel policy, unit option plan, unit appreciation rights plan, restricted unit plan, phantom unit plan, equity based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, retention or change in control plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 6.10(a)(i).

(b) True, correct and complete copies of each of the Plans, and related trusts, if applicable, including all amendments thereto, have been made available to Acquirer. There have also been made available to Acquirer, with respect to each Plan and to the extent applicable: (i) the most recent annual or other report filed with each Governmental Authority, (ii) the insurance contract, trust or other funding agreement, and all amendments thereto, (iii) the most recent summary plan description and all summaries of material modifications thereto, (iv) the most recent audited financial statements and actuarial report or valuation required to be prepared under applicable Laws and (v) the most recent determination letter or opinion letter issued by the IRS.

(c) Neither any Acquired Entity nor any of their respective ERISA Affiliates sponsors, maintains, contributes to or has any obligation to contribute to, nor has at any time within six years prior to the Effective Date, sponsored, maintained, contributed to, will contribute to or had an obligation to contribute to, and no Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code. No Acquired Entity or any of their ERISA Affiliates has taken any action or omitted to take any action with respect to any Plan that could result in the imposition of a Lien, other than any Permitted Lien, on the Acquired Assets.

(d) Except as otherwise set forth on Schedule 6.10(d):

(i) each Acquired Entity and their respective ERISA Affiliates have substantially performed all obligations, whether arising by operation of any Laws or by contract, required to be performed by it in connection with the Plans, and there have been no material defaults or violations by any other party to the Plans;

(ii) all reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Authorities, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Laws in a timely manner, and each Plan has been administered in substantial compliance with its governing documents and applicable Laws;

(iii) each of the Plans intended to be qualified under Section 401 of the Code (A) satisfies the requirements of such Section, (B) is maintained pursuant to a prototype document approved by the IRS and has not been amended in a manner that would cause such Plan to be treated as individually designed, or has received a favorable determination letter from the IRS regarding such qualified status, (C) has been amended as required by applicable Laws, and (D) has not been amended or operated in a way which would adversely affect such qualified status;

(iv) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of any MCE Party, threatened against, or with respect to, any of the Plans or their assets;

(v) all contributions required to be made to the Plans pursuant to their terms and provisions or pursuant to applicable Laws have been made timely;

(vi) as to any Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code;

(vii) no act, omission or transaction has occurred which would result in imposition on any Acquired Entity of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(viii) there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before any Governmental Authority; and

(ix) the execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby will not (A) require any Acquired Entity to make a larger contribution to, or pay greater benefits under, any Plan or under any Contract listed on Schedule 6.10(a) than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, other than a termination or partial termination of a Plan intended to be qualified under Code Section 401, or (B) create or give rise to any additional vested rights or service credits under any Plan or under any Contract listed on Schedule 6.10(a).

(e) Except as disclosed on Schedule 6.10(e), no Acquired Entity nor any of their respective ERISA Affiliates is a party to any agreement, nor has any Acquired Entity or any of their respective ERISA Affiliates established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for such Acquired Entity or ERISA Affiliate, as applicable, upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(f) Each Plan that is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA may be unilaterally amended or terminated in its entirety without liability to any participants thereunder except as to benefits accrued thereunder prior to such amendment or termination and ordinary costs associated therewith.

(g) Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Plan or Contract listed on Schedule 6.09(a) provides retiree medical or retiree life insurance benefits to any Person, and no Acquired Entity is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.

(h) Except as set forth on Schedule 6.10(h), the Acquired Entities and their Affiliates are not party to any Contract with any partner, member, officer, director, employee, Contractor or other service provider that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in material compliance with Section 409A of the Code and the applicable notices and regulations thereunder, including, when applicable, the good faith compliance standard. Each such nonqualified deferred compensation plan has been in documentary compliance with Section 409A of the Code and the applicable notices and regulations thereunder since January 1, 2009. The Acquired Entities and their Affiliates are not a party to, or otherwise obligated under, any Plan that provides for the gross-up to any partner, member, officer, director, employee or other service provider of the Tax imposed by Section 409A(a)(1)(B) of the Code.

(i) None of the Acquired Entities and their Affiliates maintains, sponsors, contributes or has any liability with respect to any employee benefit plan program or arrangement that provides benefits to any partner, member, officer, director, employee or other service provider who is a non-resident alien without U.S. source income outside of the United States.

Section 6.11 Taxes.

(a) (i) Except as set forth on Schedule 6.11(a), all Tax Returns required to be filed on or before the Closing Date by or with respect to any Acquired Entity or with respect to the Acquired Assets or the income or operations of any Acquired Entity have been duly and timely filed (taking into account any available extensions of time within which to file) with the appropriate Governmental Authority, (ii) all Tax Items and any other information provided in each such Tax Return are true, correct and complete in all material respects, (iii) all material Taxes owed by any Acquired Entity or owed with respect to the Acquired Assets or the income or operations of any Acquired Entity for periods ending on or before the Effective Date that have become due have been timely paid in full, whether or not shown on any Tax Return, except for

Taxes that are being contested in good faith in appropriate proceedings and disclosed on Schedule 6.11(a), (iv) all Tax withholding and deposit requirements imposed with respect to each Acquired Entity or their respective employees or with respect to the income or operations of each Acquired Entity have been satisfied in full in all respects, (v) there are no Liens (other than Permitted Liens) on any of the Acquired Assets or the Acquired Interests that arose in connection with any failure (or alleged failure) to pay any Tax and (vi) there is no claim pending or, to the Knowledge of any MCE Party, threatened by any Governmental Authority in connection with any such Tax.

(b) Schedule 6.11(b) lists all income Tax Returns filed as of the date hereof or with respect to each Acquired Entity for the five taxable years ending prior to the date hereof, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed. All material records which the Acquired Entities are required to keep for Tax purposes or which could reasonably be expected to be needed to substantiate any Claim made or position taken in relation to Tax by any Acquired Entity have been duly kept and are available for inspection at the premises of the Acquired Entities.

(c) There are no outstanding agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return of or with respect to any Acquired Entity or the assessment or collection of any Tax of or with respect to any Acquired Entity.

(d) No Acquired Entity is a party to any Tax indemnity agreement or arrangement or has any obligation to indemnify or make a payment to any Person in respect of any Tax for any past, current or future period, and no Acquired Entity has any liability for the Taxes of any Person (other than the Acquired Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(e) No Claim has ever been made by a Governmental Authority in a jurisdiction in which any Acquired Entity does not file Tax Returns that such Acquired Entity is or may be required to file a Tax Return in that jurisdiction.

(f) No Acquired Entity will be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Governmental Authority with respect to any such taxable period, or to include in any period ending after the Closing Date income as a result of any installment sale or open transaction disposition made on or prior to the Closing Date.

(g) None of the Acquired Assets is held in an arrangement that is currently a partnership for U.S. federal Tax purposes. No Acquired Entity owns any interest in any other entity (other than an Acquired Entity) the income of which is or could be required to be included in the income of such Acquired Entity.

(h) All of the Acquired Assets have been properly listed and described on the property tax rolls for the taxing units in which the Acquired Assets are located and no portion of the Acquired Assets constitutes omitted property for property tax purposes.

(i) From and at all times since its inception, each Acquired Entity has been classified as a partnership or disregarded entity for U.S. federal income tax purposes under Treasury Regulation Section 301.7701-3.

Section 6.12 Insurance. Schedule 6.12 sets forth an accurate and complete list of all policies, binders and insurance contracts under which any of the Acquired Entities is insured (“Insurance Policies”) and that are currently in effect or that were in effect at any time during the past three calendar years, and a true and complete copy of each such policy has been made available to Acquirer. No Acquired Entity has received any written notice of cancellation or termination with respect to any Insurance Policy. All premium installments due prior to the Closing Date with respect to the Insurance Policies have been fully paid and all such Insurance Policies are valid and enforceable against the Acquired Entity party thereto, and to the Knowledge of any MCE Party, the insurance company party thereto, except as enforcement thereof may be limited by Creditors’ Rights. Schedule 6.12 sets forth an accurate and complete list of all pending claims against the Insurance Policies in excess of $50,000. There exist no pending claims against the Insurance Policies with respect to which coverage has been questioned, denied or disputed by the underwriters of such policy, except for standard reservations of rights.

Section 6.13 Real Property.

(a) None of the Acquired Entities owns any real property (whether beneficially or of record).

(b) Schedule 6.13(b) lists all surface leases (and the lands covered thereby) pursuant to which any Acquired Entity leases real property with a book or market value in excess of $50,000 (all such listed leases collectively, the “Scheduled Leases”), together with a general description of any material improvements located thereon, in each case specifying the name of the lessor, lessee, sublessor or sublessee and the date and term of each lease. A true and complete copy of each of the Scheduled Leases, as amended to date, has been made available to Acquirer. The Person identified on Schedule 6.13(b) as the lessee or sublessee under any particular Scheduled Lease is the lessee or has succeeded to the rights of the lessee under such Scheduled Lease and owns the leasehold interest created pursuant to such lease free and clear of all Liens except Permitted Liens. Each Scheduled Lease is in full force and effect and, to the Knowledge of any MCE Party, constitutes a binding obligation of each landlord, lessor or sublessor thereunder, enforceable against such landlord, lessor or sublessor in accordance with its terms subject to Creditor’s Rights. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default under any Scheduled Lease by any Acquired Entity or, to the Knowledge of any MCE Party, or by any other party to any Scheduled Lease or would permit termination, modification or, to the Knowledge of any MCE Party, acceleration thereof by any party thereto other than an Acquired Entity. Each Person identified on Schedule 6.13(b) as the lessee or sublessee under any particular Scheduled Lease either owns the improvements located on the lands covered by such lease or validly occupies such improvements in accordance with the terms of such lease free and clear of all Liens except Permitted Liens or except as otherwise described on Schedule 6.13(b).

(c) The real property leased pursuant to the Scheduled Leases constitutes all of the real property (“Real Property”) which has been used in connection with the ownership and operations of the business of the Acquired Entities since December 31, 2010. Except as set forth on Schedule 6.13(c), other than the Acquired Entities, there are no parties in possession of any portion of any Real Property as lessees, subtenants, tenants at sufferance or trespassers. The Acquired Entities have full right and authority to use and operate all of the improvements located on the Real Property, subject to applicable Laws and Permitted Liens. Such improvements are being used, occupied and maintained in all material respects by the Acquired Entities in accordance with all applicable easements, Contracts, permits, insurance requirements, restrictions, building setback lines, covenants and reservations. There is no pending or, to the Knowledge of any MCE Party, threatened condemnation, eminent domain or similar proceeding or special assessment affecting any of the Real Property, nor have any of the MCE Parties or any Acquired Entity received written notification that any such proceeding or assessment is contemplated. Except as set forth on Schedule 6.13(c), to the Knowledge of any MCE Party, the improvements located on the Real Property (the “Facilities”) are free from material structural and mechanical defects (including roofs) and have been used by Acquired Entities in the ordinary course of business and remain as of the date hereof in suitable and adequate condition for such continued use. The Acquired Entities have not deferred maintenance of the Facilities in contemplation of the transactions contemplated by this Agreement. All of the Real Property has direct access to public roads without the use of any easement, license or right of way.

(d) The MCE Parties have made available to Acquirer true and complete copies of all deeds, leases, title opinions, title insurance policies and surveys in the possession of the Acquired Entities that relate to the Real Property, together with copies of all reports of any engineers, environmental consultants or other consultants in the possession of the Acquired Entities relating to any of the Real Property.

Section 6.14 Personal Property.

(a) Schedule 6.14(a) sets forth (i) each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and each other item of tangible personal property used or held for use by any Acquired Entity that is subject to a lease with a book or market value in excess of $50,000 (the “Leased Equipment”), (ii) the payment amount, term of lease and any other material terms of the relevant lease for any such Leased Equipment and (iii) if such lease is treated as a capital lease under GAAP, the purchase price as of the date hereof for such item of Leased Equipment under the terms of the relevant lease for such item of Leased Equipment. Each lease for Leased Equipment is in full force and effect and, to the Knowledge of any MCE Party, constitutes a binding obligation of each lessor or sublessor thereunder, enforceable against such lessor or sublessor in accordance with its terms subject to Creditor’s Rights. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default under any lease for Leased Equipment by any Acquired Entity or, to the Knowledge of any MCE Party, by any other party to any lease for Leased Equipment or would permit termination, modification or acceleration thereof by any party thereto other than an Acquired Entity.

(b) Unless listed on Schedule 6.14(a), Schedule 6.14(b) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and each other item of tangible personal property used or held for use by any Acquired Entity as of the Closing Date having a fair market value or book value in excess of $50,000 (the “Scheduled Personal Property”). Except as set forth on Schedule 6.14(b), the Acquired Entities have good title to such Scheduled Personal Property free and clear of all Liens except Permitted Liens.

(c) The Leased Equipment, the Scheduled Personal Property and all other material tangible personal property used or held for use by the Acquired Entities (together, the “Personal Property”) constitute all of the tangible personal property necessary for the continued operation of the business of the Acquired Entities consistent in all material respects with the past practices of the Acquired Entities. Except as set forth on Schedule 6.14(c), the Acquired Entities have title to, or a valid leasehold interest in, such Personal Property free and clear of all Liens except (i) Permitted Liens and (ii) in the case of Leased Equipment, the rights of the lessor in such equipment. Upon the consummation of the transactions contemplated by this Agreement, the Acquired Entities will have good title to, or a valid leasehold interest in, the Personal Property free and clear of all Liens except Permitted Liens. The Personal Property is located on the Real Property or is otherwise located such that Acquirer will be able to readily locate such Personal Property. Each item of Personal Property is in good working order and repair, has been operated and maintained in the ordinary course of business and remains in suitable and adequate condition for use consistent with its primary use since December 31, 2010 (or later acquisition date). No Acquired Entity has deferred maintenance of any such item of Personal Property in contemplation of the transactions contemplated by this Agreement.

(d) Set forth on Schedule 6.14(d) is a true and complete list of all items of personal property (“Excluded Personal Property”), which items are the personal property of the MCE Parties located on the premises of the Acquired Entities or used or held for use by any of the Acquired Entities. Contributor is not selling, and Acquirer is not purchasing, pursuant to this Agreement or otherwise, any of the Excluded Personal Property.

Section 6.15 Material Contracts.

(a) Schedule 6.15(a) contains a complete and accurate list, as of the date hereof, of each of the following Contracts, to which any Acquired Entity is a party or to which any of them or any of their properties is bound (each such Contract, a “Material Contract”):

(i) any Contract involving payments by or to any Acquired Entity in excess of $50,000;

(ii) any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by any Acquired Entity of goods or services in excess of $25,000 in any 12 month period;

(iii) any Contract under which any Acquired Entity has agreed to indemnify any third Person in any manner, other than such Contracts that were made in the ordinary course of business consistent with past practice of the Acquired Entities, or to share the Tax liability of any third Person;

(iv) any Contract pursuant to which any Acquired Entity is required to make on or after the date of the Latest Balance Sheet a capital expenditure, capital addition or betterment in excess of $50,000 in the aggregate;

(v) any power of attorney (other than powers of attorney given in the ordinary course of business with respect to routine export, Tax or securities matters);

(vi) any bond, indenture, note, loan or credit agreement or other Contract relating to indebtedness for borrowed money, any Contract creating a capital lease obligation, any Contract for the sale of Accounts Receivable, any Contract relating to the direct or indirect guarantee or assumption of the obligations of any other Person or any Contract requiring any Acquired Entity to maintain the financial position of any other Person;

(vii) any outstanding loan or advance by any Acquired Entity to, or investment by such Person in, any Person, or any Contract or commitment relating to the making of any such loan, advance or investment (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice);

(viii) any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

(ix) any Contract providing for the deferred payment of any purchase price (other than trade payables incurred in the ordinary course of business consistent with past practice) including any “earn out” or other contingent fee arrangement;

(x) any Contract creating a Lien, other than any Permitted Lien, on any of the Acquired Assets that will not be discharged at or prior to the Closing;

(xi) any Contract purporting to limit or restrict the freedom of any Acquired Entity or, to the Knowledge of any MCE Party, any of their respective officers, directors or key employees (A) to engage in any line of business, (B) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (C) to compete with any Person or (D) to engage in any business or activity in any geographic region;

(xii) any Contract that grants any Person the exclusive right to sell products or provide services within any geographical region other than a Contract that (1) is terminable by any party thereto giving notice of termination to the other party thereto not more than 30 days in advance of the proposed termination date and (2) even if so terminable, contains no post-termination obligations (other than payment obligations for pre-termination sales or services), termination penalties, buy-back obligations or similar obligations;

(xiii) any Contract under which any Acquired Entity is the lessor of, or makes available for use by any third Person, any tangible personal property owned by any Acquired Entity, in each case for an annual rent in excess of $50,000;

(xiv) any Contract constituting a partnership, joint venture or other similar Contract (other than the Organizational Documents of the Acquired Companies);

(xv) any Contract (other than the Organizational Documents of the Acquired Companies) that contains restrictions with respect to the payment of any distribution in respect of any Acquired Entity’s Equity Interests or the purchase, redemption or other acquisition of any such Equity Interests;

(xvi) any Contract (other than the Organizational Documents of the Acquired Companies) relating to the acquisition or divestiture by any Acquired Entity of Equity Interests, assets or business of any Person, which provides for consideration or payments in excess of $100,000 and is not made in the ordinary course of business;

(xvii) any Contract (other than the Organizational Documents of the Acquired Companies) between any Acquired Entity, on the one hand, and the present or former officers, directors, stockholders, other equity holders of any Acquired Entity or other Affiliates of any Acquired Entity on the other hand;

(xviii) each Contract listed on Schedule 6.09(a);

(xix) any Contract containing provisions applicable upon a change of control of any Acquired Entity;

(xx) any Contract granting to any Person a right of first refusal, first offer or other right to purchase any of the assets of any Acquired Entity;

(xxi) any Contract requiring any Acquired Entity to make a payment as a result of the consummation of the transactions contemplated hereby; and

(xxii) any other agreement which is material to the Acquired Entities taken as a whole.

(b) True and complete copies (including all amendments) of each Material Contract have been made available to Acquirer. Except as disclosed in Schedule 6.15(b): (i) each Material Contract is the legal, valid obligation of each Acquired Entity and party thereto and to the Knowledge of any MCE Party, any other Person party thereto, binding and enforceable against each such Acquired Entity and, to the Knowledge of any MCE Party, any other Person party thereto, in accordance with its terms subject to Creditors’ Rights; (ii) no

Material Contract has been terminated, and neither any Acquired Entity nor, to the Knowledge of any MCE Party, any other Person is in material breach or default thereunder, and to the Knowledge of any MCE Party no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner materially adverse to an Acquired Entity or acceleration thereunder; (iii) no party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract; and (iv) there are no material waivers regarding any Material Contract that have not been disclosed in writing to Acquirer.

Section 6.16 Related Party Transactions.

(a) Except as set forth in Schedule 6.16, no MCE Party, any officer or director of any Acquired Entity (nor any Affiliate of such officer or director) owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a material competitor, lessor, lessee, customer or supplier of any Acquired Entity or which conducts a business similar to any business conducted by the Acquired Entities. No stockholder, member or partner of any Acquired Entity or any Affiliate of any such Person (other than each Acquired Entity as a result of its ownership interest in its Subsidiaries) or officer or director (or equivalent position) of any Acquired Entity (i) has any claim, charge, action or cause of action against any Acquired Entity, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued salary and bonus, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (ii) owes any money to any Acquired Entity or (iii) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business.

(b) There were no services (other than the personal services of any MCE Party) or assets owned, licensed to or otherwise held by any MCE Party (other than an Acquired Entity), that may be required to operate the Business from and after the Closing Date consistent with past practices in the preceding year.

Section 6.17 Accounts Receivable. Except as set forth on Schedule 6.17, all Accounts Receivable reflected on the Latest Balance Sheet or accrued after the date thereof and existing as of the Closing are due and valid claims against account debtors for goods or services delivered or rendered, collectible and subject to no defenses, offsets or counterclaims, except to the extent reserved against on the Latest Balance Sheet, as would be adjusted for operations and transactions during the period after the date of the Latest Balance Sheet through the Closing Date in accordance with the past custom and practice of the Acquired Entities. The Acquired Entities have good and valid title to such Accounts Receivable free and clear of all Liens except Permitted Liens. No Acquired Entity has any obligation pursuant to any rule or regulation of any Governmental Authority (whether in bankruptcy or insolvency proceedings or otherwise) to repay, return, refund or forfeit any Accounts Receivable previously collected. All Accounts Receivable of the Acquired Entities reflected on the Latest Balance Sheet or accrued after the date thereof arose in the ordinary course of business. None of the obligors of such receivables has refused or given written notice that it refuses to pay the full amount thereof and none of the obligors of such Accounts Receivable is an Affiliate of any Acquired Entity or, to the

Knowledge of any MCE Party, is involved in a bankruptcy or insolvency proceeding. Except as set forth in Schedule 6.17, no Accounts Receivable are subject to prior assignment or Lien. Except as reflected on the Latest Balance Sheet as would be adjusted for operations and transactions during the period after the date of the Latest Balance Sheet through the Closing Date in accordance with the past custom and practice of the Acquired Entities, no Acquired Entity has incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise.

Section 6.18 Bank Accounts; Derivative Transactions.

(a) Schedule 6.18(a) sets forth the names and addresses of all banks, trust companies, savings and loan associations and other financial institutions at which any Acquired Entity maintains an account, deposit, safe deposit box, lock box or other arrangement for the collection of Accounts Receivable or line of credit or other loan facility relationship or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

(b) Except as set forth on Schedule 6.18(b), no Acquired Entity has any outstanding obligations in respect of a derivative transaction including, but not limited to, any foreign exchange transaction.

Section 6.19 Customers. Schedule 6.19 sets forth a complete and accurate list of the top 10 customers of the Acquired Entities between January 1, 2013 and the date hereof based upon the generated cumulative invoiced revenue of the Acquired Entities on an aggregate basis during such period. Except as set forth on Schedule 6.19, since January 1, 2013, no such customer has notified any MCE Party or Acquired Entity that it has terminated or intends to terminate its relationship or any Contract with any MCE Party or Acquired Entity.

Section 6.20 Environmental Matters. Except as set forth on Schedule 6.20:

(a) The Acquired Entities, the Acquired Assets and all associated operations are and, during the relevant time periods specified in all applicable statutes of limitations, have been in compliance with Environmental Laws in all material respects;

(b) The Acquired Entities possess and the Acquired Assets include, all Environmental Authorizations required for their operations as presently conducted, all such Environmental Authorizations are in the name of the proper entity and in full force and effect, and the Acquired Entities and Acquired Assets are in compliance in all material respects with such Environmental Authorizations;

(c) The Acquired Entities and the Acquired Assets are not subject to any pending or, to the Knowledge of any MCE Party, threatened Claim pursuant to Environmental Laws, nor has any Acquired Entity received any written notice of violation, noncompliance, or enforcement or any written notice of investigation or remediation from any Governmental Authority pursuant to Environmental Laws;

(d) There has been no Release of Hazardous Materials at, on, under or from the Acquired Assets or in connection with the operations of the Acquired Entities in violation of any Environmental Laws or in a manner that could give rise to any Environmental Liabilities or any other remedial or corrective action obligations pursuant to Environmental Laws;

(e) To the Knowledge of any MCE Party, there has been no exposure of any Person or property to any Hazardous Materials in connection with the Acquired Assets or the operations of the Acquired Entities that could reasonably be expected to form the basis for any Environmental Liabilities or any Claim for other Damages or compensation; and

(f) The MCE Parties have made available for inspection by Acquirer complete and correct copies of all environmental assessment and audit reports and studies and all correspondence addressing environmental obligations relating to the Acquired Entities and the Acquired Assets that are in the possession or control of any MCE Party.

(g) Notwithstanding any other provision of this Agreement, the representations and warranties made in this Section 6.20 are the sole and exclusive representations and warranties made in this Agreement by the MCE Parties with respect to environmental matters.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES REGARDING ACQUIRER

Except as set forth in the Acquirer Disclosure Schedules, Acquirer hereby represents and warrants to the MCE Parties, as of the date hereof, as follows.

Section 7.01 Organization and Qualification. Acquirer is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Delaware, has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operating of its properties makes such qualification necessary, other than any failure to be so qualified in any such foreign jurisdiction as would not result in any change, effect, event or occurrence that, individually or in the aggregate with all other changes, effects, events or occurrences, is or would reasonably be expected to become materially adverse to the financial condition, results of operations, business, properties or assets of Acquirer and its Subsidiaries, taken as a whole; provided that in determining whether any such change, effect, event or occurrence has occurred, changes, effects, events or occurrences relating to, resulting from or arising out of (a) the announcement of the transactions contemplated by this Agreement, (b) general economic or industry conditions (including any change in the prices of electricity, oil, natural gas, natural gas liquids or other hydrocarbon products) but only to the extent such change or changes has not had, and could not reasonably be expected to have, a disproportionate effect on Acquirer and its Subsidiaries, taken as a whole, (c) national or international political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (d) any actions by Acquirer required or permitted pursuant to this Agreement or the taking or not taking of any actions at the request of, or the consent of, Contributor, shall be excluded from such determination.

Section 7.02 Authority and Authorization.

(a) Acquirer has all requisite power, capacity and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Acquirer of this Agreement and any other Transaction Documents to which it is a party and the consummation by Acquirer of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Acquirer and no other proceedings on the part of Acquirer are necessary to authorize this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

(b) This Agreement and each of the other Transaction Documents to which Acquirer is a party has been duly executed and delivered by Acquirer, and, assuming the due authorization, execution and delivery hereof by each party hereto or thereto other than Acquirer, this Agreement and each other Transaction Document to which Acquirer is a party constitutes the legal, valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its respective terms, except as enforcement of this Agreement or such other Transaction Document may be limited by Creditors’ Rights.

Section 7.03 Absence of Conflicts; Consents.

(a) Assuming that the Acquirer Approvals have been obtained and that the filings and notifications described in Section 7.03(b) have been made, the execution and delivery by Acquirer of this Agreement and the execution and delivery of each of the other Transaction Documents to which Acquirer is a party does not, and the consummation of the transactions contemplated hereby and thereby and the compliance by Acquirer with any of the provisions hereof and thereof does not and will not (i) conflict with or violate the Organizational Documents of Acquirer, (ii) constitute a default (or an event that, with notice or lapse of time or both, would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration of, require payments under, or create in any party additional or greater rights or benefits under, or result in the creation of a Lien on any of the properties or assets of Acquirer, with respect to any Contract or other obligation to which Acquirer is a party or by which Acquirer or any of its assets or properties is bound or subject, except for any such defaults, rights of termination, cancellation, amendment, or acceleration, payments, rights or Liens that would not reasonably be expected to have an adverse effect on the ability of Acquirer to perform its obligations under this Agreement or any other Transaction Document or (iii) conflict with or violate in any material respect any Law applicable to or binding on Acquirer or by which Acquirer’s assets or properties are bound or subject, except for any such violations that would not reasonably be expected to have an adverse effect on the ability of Acquirer to perform its obligations under this Agreement or any other Transaction Document.

(b) Except as set forth on Schedule 7.03(b), none of (i) the execution and delivery by Acquirer of this Agreement, (ii) the execution and delivery by Acquirer of any other Transaction Document to which Acquirer is a party, (iii) the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or (iv) compliance by Acquirer with the provisions of this Agreement and the other Transaction Documents will require Acquirer to obtain any consent, license, permit, approval, waiver, authorization or order of (the consents, licenses, permits, approvals, waivers, authorizations and orders set forth on Schedule 7.03(b), collectively, the “Acquirer Approvals”), or to make any filing with or notification to, any Governmental Authority or third Person.

Section 7.04 Common Units. The Common Units to be issued by Acquirer pursuant to the terms of this Agreement have been duly and validly authorized by Acquirer and, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid (to the extent required under the Acquirer Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

Section 7.05 Class B Units. The Class B Units to be issued by MCE LP pursuant to the terms of this Agreement will be, upon issuance, duly and validly authorized by MCE LP and, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid (to the extent required under the MCE Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

Section 7.06 Investment Intent; Investment Experience; Restricted Securities. In acquiring the Acquired Interests, Acquirer is not offering or selling, and shall not offer or sell the Acquired Interests, in connection with any distribution of any of such Acquired Interests, and Acquirer has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Acquirer acknowledges that it can bear the economic risk of its investment in the Acquired Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Acquired Interests. Acquirer has conducted its own investigation of the Acquired Companies and the Acquired Assets and has satisfied itself with respect to such investigation such that Acquirer has determined to proceed with the transactions contemplated by this Agreement. Apart from the express representations and warranties of the MCE Parties in Article V and Article VI, Acquirer is not relying on any representation or warranty of any of the MCE Parties in making its decision to enter into this Agreement and to acquire the Acquired Companies. Acquirer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Acquirer understands that the Acquired Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that such Acquired Interests shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Acquired Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE VIII

COVENANTS

Section 8.01 Public Announcements. The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby.

Section 8.02 Confidentiality. Each of the MCE Parties will treat and maintain in confidence all Confidential Information received by such MCE Party and refrain from using any of the Confidential Information for a period of five years from the later of the Closing and the provision of such Confidential Information to such MCE Party. In the event that any of the MCE Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such MCE Party (unless legally restricted from acting) will notify Acquirer promptly of the request or requirements so that Acquirer may seek an appropriate protective order or waive compliance with the provisions of this Section 8.02. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the MCE Parties is, on the advice of counsel, obligated to disclose any Confidential Information to any tribunal, that MCE Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing MCE Party shall use commercially reasonable efforts to obtain, at the expense and reasonable request of Acquirer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Acquirer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure (other than by disclosure in breach of this Section 8.02).

Section 8.03 Tax Matters.

(a) Filing of Tax Returns; Payment of Taxes. With respect to each Tax Return (other than the Final Federal Income Tax Returns) covering a Taxable period beginning on or before the Effective Date that is required to be filed after the Closing Date by or for an Acquired Entity (collectively, the “Acquirer Prepared Tax Returns”), Acquirer shall (A) cause such Tax Return to be prepared, (B) cause to be included in such Tax Return all Tax Items required to be included therein, (C) provide the MCE Parties with a copy of such Tax Return no later than 30 days prior to the due date thereof for their review and comment and (D) cause such Tax Return to be filed timely with the appropriate Taxing Authority. The MCE Parties shall (1) prepare, or cause to be prepared, the Final Federal Income Tax Returns, (2) cause to be included in such Tax Returns all Tax Items required to be included therein, (3) provide Acquirer with a copy of such Tax Returns no later than 30 days prior to the due date thereof and (4) cause such Tax Returns to be filed timely with the appropriate Taxing Authority. Not later than five days prior to the due date of each Acquirer Prepared Tax Return, the MCE Parties shall pay to Acquirer the amount of any MCE Party’s Taxes with respect to such Tax Return. Acquirer shall cause the Acquired Entity to file the Tax Return and timely pay the Taxes shown due on such Tax Return.

(b) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Effective Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Acquired Entity ended with (and included) the Effective Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Effective Date and the period beginning after the Effective Date in proportion to the number of days in each period; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the any Acquired Entity, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Effective Date and the denominator of which is the number of calendar days in the entire period.

(c) Cooperation on Tax Returns and Tax Proceedings. Acquirer and the MCE Parties shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of any Acquired Entity. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Certain Transaction Taxes. Acquirer shall be responsible for the payment of all transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement. The Parties will cooperate in good faith to minimize any such Taxes to the extent permissible under applicable Law.

(e) Tax Covenants.

(i) The Parties agree to treat the contribution of the Acquired Interests in exchange for Common Units under Articles II and III for U.S. federal income tax purposes as the contribution of all of the assets and liabilities of MCE Services.

(ii) The Parties agree that the difference between the fair market value and the adjusted tax basis of any Section 704(c) property (within the meaning of Treasury Regulation Section 1.704-3(a)(3)) acquired by Acquirer pursuant to this Agreement will be taken into account under the “remedial method” as described in Treasury Regulation Section 1.704-3(d).

(iii) Notwithstanding anything to the contrary in this Agreement Acquirer shall have no indemnity obligations to MCE Indemnitees for any Taxes or Tax consequences (including recognition of deferred gain) incurred by any MCE Party in connection with any sale of Common Units by such MCE Party or sale of the Acquired Assets by Acquirer.

(iv) The Parties agree to use the Final Federal Income Tax Returns to determine the aggregate 2013 U.S. federal income tax liability for each MCE Owner attributable to the operations and activities of the Acquired Entities through the Effective Date. The MCE Owners acknowledge and agree that such tax liability shall be included in, and constitute a portion of, such MCE Owners’ Taxes and they shall be solely responsible for such 2013 Tax Liability without any right of contribution or payment from the Acquired Entities.

(f) Tax Indemnities.

(i) The MCE Parties shall be liable for, and shall indemnify and hold Acquirer Indemnitees harmless from any MCE Party’s Taxes.

(ii) Acquirer shall be liable for, and shall indemnify and hold the MCE Parties, and their respective Affiliates, harmless from any Taxes relating to the operations and activities of the Acquired Entities (A) imposed on or incurred by Acquirer and any of its Subsidiaries with respect to any period beginning after the Effective Date or (B) attributable to a breach by Acquirer of any covenant of Acquirer with respect to Taxes in this Agreement.

(iii) The obligations of each Party to indemnify, defend and hold harmless the other Party or parties and other Persons, pursuant to Section 8.03(f)(i) and Section 8.03(f)(ii), will terminate on the date that is 60 days after the expiration of all applicable statutes of limitations (giving effect to any extensions thereof); provided, however, that such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party has, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party.

(g) Allocation of Common Unit Consideration. The value of the Common Unit Consideration shall be allocated among the Acquired Assets in accordance with an allocation to be mutually agreed to by Acquirer and the MCE Parties within 60 days following the Closing Date. The allocation provided herein shall in no way be viewed or asserted by any Party as indicative of the Damages that would be suffered by Acquirer if the MCE Parties were to breach the provisions of Section 9.01. Acquirer and the MCE Parties shall use the allocation provided herein for all Tax reporting purposes.

Section 8.04 Expenses. Except due to any breach, whether or not the transactions contemplated hereby are consummated, Acquirer shall be responsible for each party’s legal, financial advisory and investment banking fees and other costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement and the other Transaction Documents (the “Transaction Costs”).

Section 8.05 Debt of Acquired Entities. Immediately following Closing, Acquirer shall cause cash equal to the Net Debt of MCE LP as of the Effective Date to be contributed to MCE LP. Acquirer shall use its best efforts to payoff, refinance, or procure the unconditional release of the MCE Parties of and from any and all obligations of the Acquired Entities for which any of the MCE Parties have provided personal guarantees or similar personal credit support by no later than December 31, 2014. Pending the release of such MCE Parties therefrom, Acquirer shall indemnify, defend and hold the MCE Parties harmless of and from any claims against them pursuant to such personal guarantees or similar personal credit support.

Section 8.06 Further Assurances. From time to time after the Closing Date, and without any further consideration, the Parties agree to, and to cause their Affiliates to, execute and deliver such additional instruments and documents, and do all such other acts and things, all in accordance with applicable Laws, as may be reasonably necessary to give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.01 Covenant not to Compete.

(a) (i) In consideration for the transactions contemplated by this Agreement, in order to protect the goodwill and customer information of the Acquired Entities and in order to satisfy certain conditions to the consummation of the transactions contemplated by this Agreement, each of the MCE Parties expressly covenants and agrees that during the Prohibited Period, (A) such MCE Party will not, other than on behalf of the Acquired Entities, Acquirer or any Affiliate of Acquirer, engage directly or indirectly in any business in which the Acquired Entities are engaged as of the Closing Date (a “Competing Business”) in the geographical areas within the jurisdictions set forth on Schedule 9.01(a) (the “Restricted Area”) and (B) such MCE Party will not, other than on behalf of the Acquired Entities, Acquirer or any Affiliate of Acquirer, and will cause its Affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with, or loan money to or sell or lease equipment to, any Person, which engages in a Competing Business in the Restricted Area. For purposes of this Section 9.01(a), each Person set forth on Schedule 9.01(a) shall be deemed to be a Competing Business; the Parties recognize that Persons not listed on Schedule 9.01(a) may also be Competing Businesses. In no event will (A) any Acquired Entity or (B) Acquirer or any Affiliate of Acquirer be deemed to be a Competing Business. As used in this Agreement, “Prohibited Period” shall mean three years from and after the Closing Date.

(b) Notwithstanding the restrictions contained in Section 10.01(a), each MCE Party or any of his Affiliates may own an aggregate of not more than 5% of the outstanding Equity Interests of any corporation or other entity engaged in a Competing Business, if such Equity Interests are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 9.01(a); provided that such MCE Party does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation or other entity and is not involved in the management of such corporation or other entity.

(c) Each MCE Party further expressly covenants and agrees that during the Prohibited Period, such MCE Party will not, other than on behalf of the Acquired Entities, Acquirer or any Affiliate of Acquirer, and such MCE Party will cause his Affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of any Person who is an officer, employee or agent of Acquirer or its respective Affiliates (including the Acquired Entities after the Closing) or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away any Person who or which is a customer, consultant or supplier of any Acquired Entity with respect to a Competing Business.

(d) To the extent that any part of this Section 9.01 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events and the Parties agree to request that such court enforce this Section 9.01 as if so written.

(e) Each MCE Party hereby represents to Acquirer that he has read and understands, and agrees to be bound by, the terms of this Section 9.01. The MCE Parties and Acquirer agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 9.01 (i) are the result of arm’s-length bargaining, (ii) are fair and reasonable in light of (A) the nature and wide geographic scope of the operations of the Business, (B) such MCE Party’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (C) the fact that the Business is conducted throughout the geographic area where competition is restricted by this Agreement, and (D) the amount of consideration that such MCE Party is receiving in connection with the transactions contemplated by this Agreement and the amount of goodwill for which Acquirer is paying, and (iii) do not impose any greater restraint than is necessary to protect the legitimate business interests of Acquirer. The MCE Parties and Acquirer further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 9.01, Acquirer shall be entitled to immediate injunctive relief, as any such breach would cause Acquirer irreparable injury for which they would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Acquirer from pursuing any other remedies available to them hereunder, at law or in equity (including specific performance) for any such breach or threatened breach of any of the provisions of this Section 9.01.

(f) It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable Law, whether now or hereafter in effect and therefore, to the extent permitted by applicable Law, the Parties waive any provision of applicable Law that would render any provision of this Section 9.01 invalid or unenforceable.

ARTICLE X

INDEMNIFICATION; SURVIVAL OF

REPRESENTATIONS AND WARRANTIES

Section 10.01 Indemnification by the MCE Parties. Subject to the terms and conditions of this Article X, each MCE Party, solely with respect to itself, hereby agrees, severally and not jointly, to indemnify, defend and hold harmless Acquirer and its direct and indirect Subsidiaries (including the Acquired Entities after the Closing) and their respective directors, stockholders, officers, partners, members, employees, agents, consultants, attorneys, representatives, successors, transferees and assigns (collectively, “Acquirer Indemnitees”) from and against all Claims and all Damages asserted against, imposed upon or incurred by any such Person, directly or indirectly, by reason of, arising out of or resulting from (a) any breach of any representation or warranty of such MCE Party contained in this Agreement or (b) any breach of any covenant or agreement of such MCE Party contained in or made pursuant to this Agreement.

Section 10.02 Indemnification by Acquirer. Subject to the terms and conditions of this Article X, Acquirer hereby agrees to indemnify, defend and hold harmless each MCE Party and his or its, as applicable, agents, consultants, attorneys, representatives, successors, transferees and assigns (collectively, “MCE Indemnitees”), from and against all Damages and Claims asserted against, imposed upon or incurred by any such Person, directly or indirectly, by reason of, arising out of or resulting from (a) any breach of any representation or warranty of Acquirer contained in this Agreement or (b) the breach of any covenant or agreement of Acquirer contained in or made pursuant to this Agreement.

Section 10.03 Defense of Third Party Claims. The obligations and liabilities of any Party to indemnify any Person under this Article X with respect to Claims or Damages relating to or arising from third parties (each a “Third Party Claim”), shall be subject to the following terms and conditions:

(a) The Person or Persons making a claim for indemnification hereunder (whether one or more Persons, the “Indemnified Party”) will give the Party or Parties against whom indemnification is sought (whether one or more, the “Indemnifying Party”) prompt written notice of any such Third Party Claim, and the Indemnifying Party may, at its option, undertake the defense thereof by representatives chosen by it and reasonably acceptable to the Indemnified Party upon written notice to the Indemnified Party within 20 days of receiving notice of such Third Party Claim. Failure of the Indemnified Party to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article X, except to the extent the Indemnifying Party is materially prejudiced thereby. If the Indemnifying Party undertakes the defense of a Third Party Claim, the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest). The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by the Indemnifying Party or its representatives and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Third Party Claim, and shall in other respects reasonably cooperate in such defense.

(b) If the Indemnifying Party, within 20 days after notice of any such Third Party Claim (or sooner if the nature of the Third Party Claim so requires), fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party will (after giving written notice of the same to the Indemnifying Party) have the right to undertake the defense (at the Indemnifying Party’s expense), compromise or settlement of such Third Party Claim, or consent to the entry of a judgment with respect thereto, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise or settlement thereof.

(c) Notwithstanding anything in this Article X to the contrary (i) if it is reasonably likely, in the Indemnified Party’s reasonable opinion, that a Third Party Claim may adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment which (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim or (B) contains any sanction or restriction upon the conduct of any business by any Indemnified Party or its Affiliates.

(d) The party controlling the defense of any Third Party Claim shall deliver, or cause to be delivered, to the other parties copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate in (as an observer only) any hearing or other court proceeding relating to the Third Party Claim.

(e) Within ten Business Days following final resolution of an Assumed Claim with the applicable third party to such Assumed Claim (whether through compromise, settlement, the entry of a judgment with respect thereto or otherwise) in accordance with the terms of this Section 10.03 and subject to Section 10.06, the Indemnifying Party shall pay the amount of Damages incurred by the Indemnified Party in connection with such Assumed Claim by delivering to the Indemnified Party, as the Indemnifying Party may elect, either (i) cash, (ii) Common Units (valued at the Closing Common Unit Value), or (iii) a combination of cash and Common Units (valued at the Closing Common Unit Value). For purposes of this Agreement, an “Assumed Claim” is (i) a Third Party Claim the defense of which is undertaken by the Indemnifying Party pursuant to the terms of this Section 10.03 or (ii) a Third Party Claim the defense of which is undertaken by the Indemnified Party and the resolution of which (whether through compromise, settlement, the entry of a judgment with respect thereto or otherwise) has been consented to in writing by the Indemnifying Party, which consent shall not be unreasonably withheld or delayed or for which such consent by the Indemnifying Party is not required in accordance with the provisions of Section 10.03(b).

Section 10.04 Other Claims; Payment. Upon the occurrence of a Claim or Damages (other than an Assumed Claim) for which an Indemnified Party believes indemnification is due under this Article X, the Indemnified Party shall provide notice of such Claim or Damages to the Indemnifying Party, stating the circumstances giving rise to the Claim or Damages, specifying the amount or the amount estimated in good faith of the Claim or Damages and making a request for any payment then believed due. Any such claim for indemnification shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party of such notice, unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing the propriety of such claim. Such notice of dispute shall describe the basis for such objection and the amount of the claim as to which the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any such notice of objection, both the Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such 30 day period, the Indemnified Party shall have the right to commence legal proceedings with respect to such Claim or Damages. If it is finally determined that all or a portion of the amount so claimed is owed to the Indemnified Party then, subject to Section 10.06, the Indemnifying Party shall, within ten Business Days of such determination, pay the amount of Damages incurred by the Indemnified Party by delivering to the Indemnified Party, as the Indemnifying Party may elect, either (i) cash, (ii) Common Units (valued at the Closing Common Unit Value), or (iii) a combination of cash and Common Units (valued at the Closing Common Unit Value).

Section 10.05 Allocation of Certain Indemnification Responsibilities among MCE Parties. Notwithstanding the other terms and conditions of this Article X, with respect to any Claim, Damages or Assumed Claim for which the MCE Owners are obligated pursuant to Section 10.01, the Parties agree that (a) the MCE Owners shall be liable only for their proportionate share of any such Claim, Damages, or Assumed Claim after the application of the provisions of Section 10.06, determined by reference to the allocation of the Common Unit Consideration set forth on Schedule 2.02; and (b) Contributor shall act as the representative and administrator of all matters for which indemnification is requested by the Acquirer Indemnitees and shall have full authority to act with respect to such matters on behalf of the MCE Owners.

Section 10.06 Survival of Representations and Warranties; Liability Limitations.

(a) Survival. Subject to the terms and conditions of this Article X, all representations, warranties, covenants and agreements of Acquirer and each of the MCE Parties in this Agreement or any certificate or document delivered pursuant hereto shall survive the Closing.

(b) Exclusive Remedy. After the Closing, indemnification pursuant to this Article X shall be the sole and exclusive remedy of the parties for any breach of this Agreement, except with respect to (i) claims based on actual fraud, (ii) breach of any covenants or agreements to be performed after the Closing (including pursuant to Section 8.01) and (iii) any matters with respect to Taxes (which are the subject of Section 8.03(f)).

(c) Time Limitations.

(i) In no event shall any Acquirer Indemnitee be permitted to make any claim for indemnification under Section 10.01 unless such claim is first asserted on or before the date which is 18 months after the Closing Date; provided, however, that such limitation shall not apply to (A) any claim for indemnification (1) arising out of or relating to any breach of any representation or warranty contained in Sections 5.01, 5.02(a), 5.03, 5.05, 6.01, 6.02(b), 6.03 or 6.04(a)(i) or (2) under Section 10.01(b), which claim, in any such case, may be asserted indefinitely or (B) any claim for indemnification arising out of or relating to any breach of any representation or warranty contained in Section 6.10 or 6.11, which claim, in any such case, must be first asserted on or before 30 days after the expiration of the applicable statute of limitations or (C) any claim for indemnification arising out of or relating to any breach of any representation or warranty contained in Section 6.20, which claim must be first asserted on or before the third anniversary of the Closing Date.

(ii) In no event shall any MCE Indemnitee be permitted to make any claim for indemnification under Section 10.02 unless such claim is first asserted on or before the date which is 18 months after the Closing Date; provided, however, that the foregoing limitation shall not apply to any claim for indemnification (A) arising out of or relating to any breach of any representation or warranty contained in Sections 7.01, 7.02, 7.03(a) or 7.06 or (B) under Section 10.02(b), which claim, in any such case, may be asserted indefinitely.

(d) De Minimus Claims. None of the Acquirer Indemnitees will be entitled to indemnification under Section 10.01(a) and none of the MCE Indemnitees will be entitled to indemnification under Section 10.02(b) for any individual claim for Damages that does not exceed $50,000 (each a “De Minimus Claim”).

(e) Baskets.

(i) In no event shall any Acquirer Indemnitee be entitled to indemnification for any claim under Section 10.01 unless the aggregate amount for each claim under Section 10.01 that exceeds a De Minimus Claim is in excess of $500,000 (the “Basket”) and then the Acquirer Indemnitees shall only be entitled to such excess (excluding all De Minimus Claims); provided, however, that the foregoing limitation shall not apply to any claim for indemnification arising out of or relating to any breach of any representation or warranty contained in Sections 5.01, 5.02(a), 5.03, 5.05, 6.01, 6.02(b), 6.03, 6.04(a)(i), 6.09(b) or 6.10(d)(iii) (which claims are, for the avoidance of doubt, subject to Section 10.06(d)).

(ii) In no event shall any MCE Indemnitee be entitled to indemnification for any claim under Section 10.02 unless the aggregate amount for each claim under Section 10.02 that exceeds a De Minimus Claim is in excess of the Basket and then the MCE Indemnitees shall only be entitled to such excess (excluding all De Minimus Claims); provided, however, that the foregoing limitation shall not apply to any claim for indemnification (A) arising out of or relating to any breach of any representation or warranty contained in Sections 7.01, 7.02, 7.03(a) or 7.06 (which claims are, for the avoidance of doubt, subject to Section 10.06(d)) or (B) under Section 10.02(b).

(f) Cap. Notwithstanding anything to the contrary contained in this Article X or any other provision of this Agreement:

(i) the aggregate amount recoverable by the Acquirer Indemnitees from each MCE Party in satisfaction of Claims or Damages pursuant to this Article X shall not exceed the Cap; provided, however, that the foregoing limitation shall not apply with respect to Claims or Damages arising out of relating to any claim for indemnification (A) arising out of or relating to any breach of any representation or warranty contained in Sections 5.01, 5.02(a), 5.03, 5.05, 6.01, 6.02(b), 6.03, 6.04(a)(i), or 6.09(b) (which claims are, for the avoidance of doubt, subject to Section 10.06(d)) or (B) under Section 10.01(b).

(ii) the aggregate amount recoverable by the MCE Indemnitees in satisfaction of Claims or Damages pursuant to this Article X shall not exceed the Cap; provided, however, that the foregoing limitation shall not apply to any claim for indemnification (1) arising out of or relating to any breach of any representation or warranty contained in Sections 7.01, 7.02, 7.03(a) or 7.06 which claims are, for the avoidance of doubt, subject to Section 10.06(d) or (2) under Section 10.02(b).

(g) Knowledge. Except to the extent that a particular representation, warranty or covenant is qualified in accordance with this Section 10.06(g) by a disclosure contained in the Contributor Disclosure Schedules, (i) none of the representations, warranties or covenants of any of the MCE Parties shall, and each Acquirer Indemnitee’s ability to claim and be indemnified for a breach thereof pursuant to this Article X shall not, be treated as waived, qualified or otherwise affected by any Acquirer Indemnitee’s knowledge of any such breach and (ii) none of the representations, warranties or covenants of Acquirer shall, and each MCE Indemnitee’s ability to claim and be indemnified for a breach thereof pursuant to this Article X shall not, be treated as waived, qualified or otherwise affected by any MCE Indemnitee’s knowledge of any such breach.

(h) Certain Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE X FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, INDIRECT OR EXEMPLARY DAMAGES OR ANY DAMAGES MEASURED BY LOST PROFITS OR A MULTIPLE OF EARNINGS; PROVIDED, HOWEVER, THAT THIS SECTION 10.06(H) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVER UNDER THIS ARTICLE X FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE X.

(i) Reserves. Notwithstanding anything to the contrary in this Article X, if any Acquirer Indemnitee has any Claims or Damages as a result of a breach of a representation or warranty contained in Article VI for which indemnification would otherwise be due under this Article X and there is a liability reserved on the Latest Balance Sheet that specifically relates to such Claims or Damages and is identified as so relating to such Claims or Damages on Schedule 10.06(i), then such Acquirer Indemnitee shall only be entitled to indemnification in respect of such Claims or Damages to the extent that the aggregate amount of all such Claims or Damages exceeds such reserve, and then the Acquirer Indemnitees shall only be entitled to such excess.

(j) Insurance. Any Indemnified Party that becomes aware of Damages for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it may be entitled under or pursuant to any insurance coverage. Except as provided in Section 10.06(b), to the extent an Indemnified Party suffers Damages for which any Indemnifying Party is liable for indemnification under this Article X and for which third party insurance proceeds are available, such Damages shall be reduced by the amount by which any third party insurance proceeds actually received by the Indemnified Party as a result of the events giving rise to the Claim for indemnification for such Damages exceeds the sum of (i) the costs and expenses of pursuing such recovery, (ii) the deductible associated therewith and (iii) the amount of all retropremium obligations or other premium increases established by the carrier to be directly resulting from such recovery. If any Indemnified Party receives any such third party insurance proceeds as a result of the events giving rise to such a Claim for indemnification for Damages at any time subsequent to the making of an indemnity payment in respect thereof by an Indemnifying Party, the amount of such indemnity payment shall be refunded to such Indemnifying Party to the extent such third party insurance proceeds exceed the amounts described in clauses (i) – (iii) of the preceding sentence (provided that in no event shall any such refund exceed the amount of such indemnity payment). Nothing in this Section 10.06(j) shall be construed to require any Person to obtain or maintain any insurance coverage.

(k) Purchase Price Adjustment. The Parties agree that all indemnification payments made under this Agreement shall be treated as purchase price adjustments for Tax purposes.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows:

(a) If to Acquirer, to:

New Source Energy Partners L.P.

914 N. Broadway Avenue, Suite 230

Oklahoma City, Oklahoma 73101

Phone: (405) 272-3028

Fax: (405) 272-3034

Attention: Richard D. Finley

with copies to:

New Source Energy GP, LLC

c/o New Source Energy Partners L.P.

914 N. Broadway Avenue, Suite 230

Oklahoma City, Oklahoma 73101

Phone: (405) 272-3028

Fax: (405) 272-3034

Attention: Richard D. Finley

(b) If to any MCE Party, to such MCE Party at the address set forth under such MCE Party’s name on Schedule 11.01(b).

Section 11.02 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their successors and assigns permitted under this Agreement, and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, Claim, liability, reimbursement, cause of action or other right except as expressly provided herein, including that the indemnification provisions of Article X shall inure to the benefit of the Acquirer Indemnitees and the MCE Indemnitees as provided therein.

Section 11.03 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 11.04 Entire Agreement. This Agreement, together with the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, expressions of interest and undertakings, both written and oral, among the Parties or between any of them, with respect to the subject matter hereof and thereof.

Section 11.05 Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by all of the Parties.

Section 11.06 Waiver; Remedies Cumulative. No waiver or consent by any Party to or of any breach by any other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach by such other Party of the same or any other obligations of such other Party hereunder. Failure on the part of a Party to complain of any breach by any other Party, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run. Any such waiver or consent shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

Section 11.07 Assignment. This Agreement shall not be transferred or assigned by Acquirer without the consent of Mr. Tourian and Mr. Kos or by any of the MCE Parties without the consent of Acquirer, except that Acquirer may transfer or assign in whole or from time to time in part, to one or more of its respective Affiliates, its rights or obligations under this Agreement, but no such transfer or assignment will relieve Acquirer of its obligations under this Agreement.

Section 11.08 Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated by this Agreement, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, subject to the limitations set forth in Section 10.06(b), each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

Section 11.09 Governing Law. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OR PRINCIPLES THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

Section 11.10 Submission to Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF OKLAHOMA SITTING IN THE CITY OF OKLAHOMA CITY, OKLAHOMA AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF OKLAHOMA SITTING IN THE CITY OF OKLAHOMA CITY, OKLAHOMA, AND THE APPROPRIATE APPEALS COURTS THEREFROM. SUBJECT TO THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE, BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; AND (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY NOTICE TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.01, IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND

OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTHING CONTAINED IN THIS SECTION 11.10 SHALL PREVENT ANY PARTY FROM SEEKING INJUNCTIVE RELIEF FOR ANY BREACH OF THIS AGREEMENT IN ANY OTHER COURT THAT HAS JURISDICTION OVER THE MATTER THAT IS REASONABLY NECESSARY TO OBTAIN SUCH RELIEF.

Section 11.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.11.

Section 11.12 Disclaimer. The representations and warranties set forth in Articles V and VI constitute the sole and exclusive representations and warranties of the MCE Parties under this Agreement. The representations and warranties set forth in Article VII constitute the sole and exclusive representations and warranties of Acquirer under this Agreement. Notwithstanding anything to the contrary, except for such representations and warranties (in each case as modified by the disclosure schedules hereto) no Party or any other Person makes any other representation or warranty, express or implied, at law or in equity under this Agreement and each Party disclaims any other representations or warranties, whether made by such Party or any of its Affiliates or counsel, accountants, advisors or other representatives, and each Party disclaims all liability and responsibility for any such representation or warranty, or for any projections, forecasts, estimates or budgets heretofore communicated, delivered to, made available or furnished to (orally or in writing) any other Party or its Affiliates or counsel, accountants, advisors or other representatives. Each Party hereby acknowledges and agrees to the foregoing disclaimer.

Section 11.13 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile or other electronically transmitted counterparts bearing the signature of a Party shall be equally as effective as delivery of a manually executed counterpart by such Party.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above.

ACQUIRER:

New Source Energy Partners L.P.

By:	New Source Energy GP, LLC,
its general partner

By:	/s/ Richard Finley
Name:	Richard Finley
Title:	Chief Financial Officer

SIGNATURE PAGE 1 of 2 TO

CONTRIBUTION AGREEMENT

MCE PARTIES:

/s/ Kristian B. Kos
KRISTIAN B. KOS

/s/ Dikran Tourian
DIKRAN TOURIAN

/s/ Danny R. Pickelsimer
DANNY R. PICKELSIMER

/s/ Antranik Armoudian
ANTRANIK ARMOUDIAN

DEYLAU, LLC

By:	/s/ Kristian B. Kos
Name:	Kristian B. Kos
Title:	Manager

SIGNATURE INVESTMENTS, LLC

By:	/s/ Dikran Tourian
Name:	Dikran Tourian
Title:	Manager

MCE, LLC

By:	/s/ Dikran Tourian
Name:	Dikran Tourian
Title:	Manager

SIGNATURE PAGE 2 of 2 TO

CONTRIBUTION AGREEMENT

EXHIBIT A

DEFINED TERMS

“Accounts Receivable” means all accounts and notes receivable from account, note and other debtors of the Acquired Entities.

“Acquired Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) by the Acquired Companies.

“Acquired Company” and “Acquired Companies” are defined in the Recitals to this Agreement; provided, however, that for purposes of the representations and warranties in Article VI, such terms shall be deemed to include any Subsidiary of any named Acquired Company, including MCE Services.

“Acquired Entity” means each Acquired Company and each of their respective Subsidiaries, including MCE Services.

“Acquired Entity Approvals” is defined in Section 6.04(b).

“Acquired Interest Assignment Agreement” is defined in Section 4.02(a)(vi).

“Acquired Interests” is defined in Section 2.01(a).

“Acquirer” is defined in the Preamble to this Agreement.

“Acquirer Approvals” is defined in Section 7.03(b).

“Acquirer Disclosure Schedules” means the Schedules to Article VIII.

“Acquirer Indemnitees” is defined in Section 10.01.

“Acquirer LTIP Awards” is defined in Section 2.01.

“Acquirer Prepared Tax Returns” is defined in Section 8.03(a).

“Acquirer Long Term Incentive Plan” means the New Source Energy Partners L.P. Long-Term Incentive Plan, dated January 30, 2013.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under Common Control with, another Person.

“Agreement” is defined in the Preamble to this Agreement.

“Assumed Claim” is defined in Section 10.03(e).

“Basket” is defined in Section 10.05(e).

EXHIBIT A-1

“Business” means the business and operations of the Acquired Entities as of the Effective Date, including the provision of oil and natural gas equipment and related parts and services to the oil and gas industries.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Oklahoma are authorized or obligated to be closed by applicable federal or state Laws.

“CAA” means the federal Clean Air Act, as amended.

“Cap” means Eleven Million Four Hundred Thirty-Four Thousand Eight Hundred and Fifty-Four Dollars and Seventy-Five Cents ($11,434,854.75), which amount shall be increased by twenty-five percent (25%) of the Earn-out Amount, if earned and paid pursuant to Article III of this Agreement.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended.

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, proceedings, governmental audits and administrative orders.

“Class B Unit Consideration” is defined in Section 2.02.

“Class B Units” means units representing interests in MCE LP, as described in the MCE Partnership Agreement.

“Closing” is defined in Section 4.01.

“Closing Date” is defined in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit Consideration” is defined in Section 2.02.

“Common Units” means common units representing limited partner interests in Acquirer.

“Competing Business” is defined in Section 9.01(a).

“Confidential Information” means confidential information and trade secrets of Acquirer and its Subsidiaries and the Acquired Entities including, (a) the identity, lists or descriptions of any customers, referral sources or organizations; (b) financial statements, cost reports or other financial information; (c) contracts, proposals or bidding information; (d) business plans and training operations, methods and manuals; (e) personnel records; and (f) fee structure and management systems, policies or procedures, including related forms and manuals.

“Conflicts Committee” is defined in the Recitals to this Agreement.

EXHIBIT A-2

“Contract” means any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Contractor” means each individual who is not employed by an Acquired Entity and who provides or has provided services to an Acquired Entity through an independent contractor, consultant, temporary or contract arrangement.

“Contributor” is defined in the Preamble to this Agreement.

“Contributor Disclosure Schedules” means the schedules to Article V and Article VI.

“Control,” including the correlative terms “Controlling,” “Controlled by” and “under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other Equity Interest, by contract or otherwise) of a Person.

“Creditors’ Rights” is defined in Section 5.01(b).

“Damages” means all debts, liabilities, obligations, losses, including diminution of value, damages (including, without limitation, prejudgment interest), penalties, fines, reasonable legal fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“De Minimus Claim” is defined in Section 10.05(d).

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Earn-out Amount” is defined in Section 3.01.

“Earn-out Common Unit Consideration” is defined in Section 3.01.

“EBITDA” is defined as earnings before interest expense, income taxes and depreciation, depletion and amortization.

“Effective Date” means November 1, 2013.

“Environmental Authorization” means any license, permit, certificate, order, approval, consent, notice, registration, exemption, variance, filing or other form of permission required under any Environmental Law.

EXHIBIT A-3

“Environmental Laws” means all Laws of any Governmental Authority currently in effect relating to pollution or protection of human health, safety, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials. Environmental Laws include CERCLA, RCRA, SARA, CAA, OSHA, FWPCA, FIFRA, OPA and TSCA.

“Environmental Liabilities” means any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand, directive or request from a Governmental Authority, the cost of performing any investigatory or remedial action required under Environmental Laws in response to a Release of Hazardous Materials (including any work performed under any voluntary cleanup program), the amount of any administrative or civil penalty or criminal fine or supplemental environmental project, and any court costs and reasonable amounts for attorneys’ fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any Claim or proceeding, regardless of whether such Claim or proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon any owner or operator of the Acquired Assets or the business of the Acquired Entities, to the extent any of the foregoing arise out of:

(a) failure of any Acquired Entity or any of their respective Affiliates, any Predecessor or the business conducted by the Acquired Entities to comply at any time before the Effective Date with all Environmental Laws;

(b) presence of any Hazardous Materials on, in, under, at or in any way affecting any property used in the business conducted by the Acquired Entities at any time before the Effective Date;

(c) a Release or threatened Release at any time before the Effective Date of any Hazardous Materials on, in, at, under or in any way affecting the business conducted by the Acquired Entities or any property used therein or at, on, in, under or in any way affecting any adjacent site or facility;

(d) a Release or threatened Release of any Hazardous Materials on, in, at, under or from any real property other than those described in (c), immediately above, and to which any Acquired Entity or any of their respective Affiliates or any Predecessor transported or disposed, or arranged for the transportation or disposal of, Hazardous Materials generated at or arising from operation of the business conducted by the Acquired Entities at any time before the Effective Date;

(e) identification of any Acquired Entity or any of their respective Affiliates or any Predecessor as a potentially responsible party under CERCLA or under any Environmental Law similar to CERCLA;

(f) presence at any time before the Effective Date of any above-ground and/or underground storage tanks, or any asbestos-containing material on, in, at or under any property used in connection with the business conducted by the Acquired Entities; or

(g) any and all Claims for injury or damage to persons or property arising out of exposure to Hazardous Materials originating in connection with the business conducted by the Acquired Entities or any adjoining property, resulting from operation thereof, or located at the location where such business is conducted, where such exposure allegedly occurred prior to the Effective Date.

EXHIBIT A-4

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a limited liability company, partnership, association or other business entity (other than a corporation), and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act and the rules and regulations promulgated thereunder, as amended and any successor statutes thereto.

“Excluded Personal Property” is defined in Section 6.14(d).

“Facilities” is defined in Section 6.13(c).

“FIFRA” means the Federal Insecticide, Fungicide & Rodenticide Act, as amended.

“Final Federal Income Tax Returns” means the U.S. federal income tax returns of Contributor, any Acquired Entity and Torus, LLC, a Delaware limited liability company, as applicable, that includes within its scope the Tax Items resulting from the operation of the Acquired Entities or Acquired Assets for the Taxable period beginning on January 1, 2013 and ending on the Closing Date as determined using the daily proration method.

“Financial Statements” is defined in Section 6.06(a).

“FWPCA” means the Federal Water Pollution Control Act, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” means New Source Energy GP, LLC, a Delaware limited liability company and the general partner of Acquirer.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

EXHIBIT A-5

“Hazardous Materials” means any chemical, product, material, waste or substance that, whether by its nature or its use, is regulated or as to which liability might arise under any Environmental Law, including:

(a) solid or hazardous wastes, as defined in RCRA or in any other Environmental Law;

(b) hazardous substances, as defined in CERCLA or in any other Environmental Law;

(c) toxic substances, as defined in TSCA or in any other Environmental Law;

(d) pollutants or contaminants, as defined in the CAA or the FWPCA, or in any other Environmental Law;

(e) insecticides, fungicides or rodenticides, as defined in FIFRA or in any other Environmental Law;

(f) petroleum hydrocarbons including, without limitation, natural gas, crude oil or any components, fractions or derivatives thereof; and

(g) gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos, urea formaldehyde, naturally occurring radioactive materials, other radioactive materials or radon.

“Indemnified Party” is defined in Section 10.03(a).

“Indemnifying Party” is defined in Section 10.03(a).

“Initial Consideration” is defined in Section 2.02.

“Insurance Policies” is defined in Section 6.12.

“Interim Financial Statements” is defined in Section 6.06(a).

“IRS” means the Internal Revenue Service.

“Knowledge of the MCE Parties” means, with respect to any matter in question, that which is actually known by any MCE Party.

“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directional requirement of any Governmental Authority.

“Latest Balance Sheet” is defined in Section 6.06(a).

“Leased Equipment” is defined in Section 6.14(a).

EXHIBIT A-6

“Lien” means any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase right, security interest, mortgage or other similar property interest or encumbrance.

“Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate with all other changes, effects, events or occurrences, is or would reasonably be expected to become materially adverse to the financial condition, results of operations, business, properties or assets of the Acquired Entities, taken as a whole; provided that in determining whether a Material Adverse Effect has occurred, changes, effects, events or occurrences relating to, resulting from or arising out of (a) the announcement of the transactions contemplated by this Agreement, (b) general economic or industry conditions (including any change in the prices of electricity, oil, natural gas, natural gas liquids or other hydrocarbon products) but only to the extent such change or changes has not had, and could not reasonably be expected to have, a disproportionate effect on the Acquired Entities taken as a whole, (c) national or international political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (d) any actions by any of the MCE Parties or the Acquired Entities required or permitted pursuant to this Agreement or the taking or not taking of any actions at the request of, or the consent of, Acquirer, shall be excluded from such determination.

“Material Contract” is defined in Section 6.15(a).

“MCE GP” is defined in the Preamble to this Agreement.

“MCE Indemnitees” is defined in Section 10.02.

“MCE LP” is defined in the Preamble to this Agreement.

“MCE Parties” is defined in the Preamble to this Agreement.

“MCE Party’s Taxes” means any and all Taxes together with any costs, expenses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, examination, litigation or other judicial or administrative proceeding) arising out of, in connection with or incident to the determination, assessment or collection of such Taxes (a) imposed on or with respect to any Acquired Entity or Acquired Assets, or for which any Acquired Entity may otherwise be liable, with respect to (i) any Taxable period ending on or prior to the Effective Date and (ii) the portion of any Straddle Period (determined in accordance with Section 8.03(b)) ending on the Effective Date, (b) arising out of, in connection with or related to, a breach of any representation or warranty set forth in Section 6.11 (without giving effect to any materiality or knowledge qualifiers that may be contained therein and without regard to any scheduled items) or covenants set forth in Section 8.01(i) or Section 8.03, (c) of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Entity (or any predecessor thereof) is or was a member on or prior to the Effective Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar state or local law or (d) of any other Person for which any Acquired Entity is or has been liable as a transferee or successor, by contract or otherwise.

EXHIBIT A-7

“MCE Services” is defined in the Preamble to this Agreement.

“Net Debt” means Three Million Seven Hundred Eighty Thousand Eight Hundred and Fifty-Seven Dollars ($3,780,857.00).

“NSLP GP Board” is defined in the Recitals to this Agreement.

“NYSE” means the New York Stock Exchange.

“OPA” means the Oil Pollution Act of 1990, as amended.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“OSHA” means the federal Occupational Safety and Health Act, as amended.

“Partnership Investments” means, any amount (a) contributed by Acquirer to the Acquired Companies or (b) paid by Acquirer, on behalf of or with respect to the Acquired Companies, including but not limited to any liabilities of the Acquired Companies or their respective Subsidiaries paid by Acquirer on behalf of the Acquired Companies or their respective Subsidiaries, which for these purposes shall be deemed contributed to the Acquired Companies, except in each case, the Initial Consideration and the Transaction Costs contributed or paid in connection with this Agreement.

“Party” and “Parties” are defined in the Preamble to this Agreement.

“Permits” is defined in Section 6.05.

“Permitted Liens” means (a) all Liens securing or otherwise relating to the Net Debt, (b) Liens for Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith by appropriate proceedings, (c) materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and similar Liens arising in the ordinary course of business, but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith by appropriate proceedings and a reserve or other appropriate provision, if any, as required by GAAP, is established therefor in the books and records of the Person subject to such Liens, (d) zoning, building codes, and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon that are imposed by any Governmental Authority that are not violated by the current use or occupancy of the Real Property or the operation of the businesses of the Acquired Entities, (e) easements, rights of way, servitudes, minor defects, irregularities in title and similar rights (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties), and (f) any conditions relating to the

EXHIBIT A-8

real property or real property rights owned or leased by any of the Acquired Entities, which are disclosed on any title policies, commitments, reports or opinions made available by Contributor to Acquirer and that individually or in the aggregate (i) have not had, and are not reasonably likely to have a material adverse effect on the ability of the Person subject to such Liens to use such property in the manner previously owned or used by such Person or (ii) do not materially impair the value of such property.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Personal Property” is defined in Section 6.14(c).

“Plan” and “Plans” are defined in Section 6.10(a).

“Predecessor” shall mean any Person whose liabilities, including liabilities arising under any Environmental Law, have or may have been retained or assumed by any of the Acquired Entities, either contractually or by operation of law.

“Prohibited Period” is defined in Section 9.01(a).

“RCRA” shall mean the Resource Conservation and Recovery Act, as amended.

“Real Property” is defined in Section 6.13(c).

“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.

“Restricted Area” is defined in Section 9.01(a).

“SARA” shall mean the Superfund Amendments and Reauthorization Act of 1986, as amended.

“Scheduled Leases” is defined in Section 6.13(b).

“Scheduled Personal Property” is defined in Section 6.14(b).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended and any successor statutes thereto.

“Straddle Period” means any Tax period that begins on or before the Effective Date and ends after the Effective Date.

EXHIBIT A-9

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to own a majority of the Voting Interests in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or Controls the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated or other charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) of any other Person arising by Law including any transferee or successor liability; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any contract or similar agreement including the operation of all or any express or implied obligation to indemnify any other Person.

“Tax Items” means all items of income, gain, loss, deduction and credit and other Tax items.

“Tax Proceeding” is defined in Section 8.03(c).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-Governmental Authority or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party Claim” is defined in Section 10.03.

“Total Consideration” is defined in Section 2.02.

“Trading Day” means any day on which Common Units are traded on the NYSE (or the principal securities exchange on which Common Units are then traded).

“Transaction Costs” is defined in Section 8.04.

EXHIBIT A-10

“Transaction Documents” mean any and all agreements, certificates or other instruments executed and delivered by one or more MCE Parties, Acquired Companies or Acquirer or their respective Affiliates, in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“TSCA” means the Toxic Substances Control Act, as amended.

“Valuation Notice Date” means the date on which Acquirer provides a good faith determination of the Earn-out Amount to the MCE Parties.

“Volume Weighted Average Price” with respect to the Common Units on any Trading Day means the per unit volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Page NSLP<equity>AQR (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day or, if such Volume Weighted Average Price is unavailable or such page or its equivalent is unavailable, the volume weighted average price of each trade in the Common Units during such Trading Day between 9:30 a.m. and 4:00 p.m., New York City time, on the NYSE or, if the Volume Weighted Average Price is unavailable from the above-referenced sources, as calculated by a nationally recognized independent investment banking firm retained for this purpose by Acquirer, such calculation to be made in a manner consistent with the manner in which “Volume Weighted Average Price” would have been determined by Bloomberg.

“Voting Interests” of any Person as of any date means the Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, Equity Interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

“Year-End Financial Statements” is defined in Section 6.06(a).

EXHIBIT A-11